Exhibit 10.4
Published CUSIP Number: 96949FAN8
Revolver CUSIP Number: 96949FAP3

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

among

WILLIAMS-SONOMA, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Agent, L/C Issuer and Swingline Lender,

U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

JPMORGAN CHASE BANK, N.A.,
KEYBANK NATIONAL ASSOCIATION
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and

the other Lenders party hereto,

dated as of
September 30, 2021
BOFA SECURITIES, INC.,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
CHAR1\1824349v3

TABLE OF CONTENTS
i
CHAR1\1824349v3

INDEX TO EXHIBITS
EXHIBIT A     Form of Committed Note
EXHIBIT B    Form of Swingline Note
EXHIBIT C    Form of Assignment and Acceptance
EXHIBIT D    Form of Compliance Certificate
EXHIBIT E    Form of Subsidiary Guaranty
EXHIBIT F    Form of Notice of Borrowings, Conversions, Continuations or Prepayments
EXHIBIT G    Form of Joinder Agreement

INDEX TO SCHEDULES
Schedule 1.1    Existing Letters of Credit
Schedule 2.1    Commitments and Commitment Percentages
Schedule 15.12    Addresses for Notices
v

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of September 30, 2021, is among WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), each of the banks or other lending institutions which is (or which may from time to time become) a party hereto or any successor or assignee thereof pursuant to Section 15.7(b) (individually, a “Lender” and, collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in its capacity as administrative agent, together with its successors in such capacity, the “Agent”) and as L/C Issuer and Swingline Lender.
R E C I T A L S:
A.    The Borrower, the lenders party thereto and Bank of America, as agent, are parties to that certain Seventh Amended and Restated Credit Agreement, dated as of January 8, 2018 (the “Existing Agreement”).
B.    The Borrower has requested that the Existing Agreement be amended and restated in order to, among other things, (a) extend the maturity date of the credit facilities, and (b) make certain other amendments to the Existing Agreement.
C.    The parties hereto are willing to amend and restate the Existing Agreement and to make and continue to make certain revolving credit, letter of credit and swingline facilities available to the Borrower upon the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1Definitions. Wherever used in this Agreement, the following terms have the following meanings:
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning specified in Section 6.4.
“Affected Term Rate Loans” has the meaning specified in Section 6.5.
“Affiliate” means, with respect to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of Capital Stock of such Person; or (c) ten percent (10.0%) or more of the Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of Capital Stock, by contract or
CHAR1\1824349v3

otherwise; provided, however, in no event shall the Agent or any Lender be deemed an Affiliate of the Borrower or any Subsidiary of the Borrower.
“Agent” has the meaning specified in the introductory paragraph of this Agreement.
“Agent-Related Persons” means the Agent (including any successor administrative agent), each of the Agent’s Affiliates (including, in the case of Bank of America in its capacity as the Agent, BAS) and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agreement” has the meaning specified in the introductory paragraph of this Agreement, as the same may be amended, restated or otherwise modified in accordance with the terms hereof.
“Aggregate Revolving Commitments” means the Revolving Commitments of all of the Lenders. As of the Closing Date, the Aggregate Revolving Commitments are five hundred million US Dollars ($500,000,000).
“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than US Dollars) that is approved in accordance with Section 1.6.
“Alternative Currency Daily Rate” means, for any day, with respect to any Loans hereunder:
(a)denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and
(b)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the relevant Lenders pursuant to Section 1.6 plus the adjustment (if any) determined by the Agent and the relevant Lenders pursuant to Section 1.6;
provided, that, if any Alternative Currency Daily Rate shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice. With respect to any Alternative Currency Daily Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Daily Rate Margin” has the meaning specified in Section 4.2.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with US Dollars at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Agent or the L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $75,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Loan:
(a)denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;
(b)denominated in Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(c)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the relevant Lenders pursuant to Section 1.6 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.6;
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Term Rate Margin” has the meaning specified in Section 4.2.
“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Lending Office” means, with respect to any currency, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender or domestic or foreign branch of such Lender or Affiliate) designated for such Type of Loan in such Lender’s Administrative Questionnaire (or, with respect to a Lender that becomes a party to this Agreement pursuant to an assignment made in accordance with Section 15.7(b), in the Assignment and Acceptance executed by it) with respect to such currency or such other office of such Lender (or an Affiliate of such Lender) with respect to such currency as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which advances of such Type of Loan are to be made and maintained.
“Applicable Rate” has the meaning specified in Section 4.1.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means each of BAS, U.S. Bank National Association and Wells Fargo Securities, LLC, in its capacity as joint lead arranger and joint bookrunner.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.7(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agent.
“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors and assigns.
“Bankruptcy Code” has the meaning specified in Section 13.1(e).
“BAS” means BofA Securities, Inc.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Libor Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Base Rate Loan” means any Loan that bears interest at a rate based upon the Base Rate. All Base Rate Loans shall be denominated in US Dollars.
“Base Rate Margin” has the meaning specified in Section 4.2.
“Benchmark” means, initially, Libor; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
(1)    for purposes of Section 6.2(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:
(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or
(b)    the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);
provided that, if initially Libor is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Agent determines that Term SOFR has become available and is administratively feasible for the Agent in its sole discretion, and the Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and
(2)    for purposes of Section 6.2(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, for US Dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Libor, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bond Hedge Transactions” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Convertible Debt and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).
“Borrower” has the meaning specified in the introductory paragraph of this Agreement.
“Borrower Materials” has the meaning specified in Section 10.1.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Applicable Lending Office is located; provided that:
(a)if such day relates to any interest rate settings as to a Libor Loan, any fundings, disbursements, settlements and payments in respect of any such Libor Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Libor Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;
(c)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom and (ii) Yen, means a day other than when banks are closed for general business in Japan; and
(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities or other equivalent evidences (however designated) of ownership or any options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company or other type of entity), provided, that in no event shall the term “Capital Stock” include Convertible Debt, or other debt securities that are or by their terms may be convertible or exchangeable into or for Capital Stock, or Warrant Transactions, in each case, prior to settlement of conversion, exchange or exercise, as applicable.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Agent and the L/C Issuer benefitting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change of Control” means, with respect to any Person, an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary, or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50.0%) or more of the Voting Stock of such Person; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) and clause (ii) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” means September 30, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Letter of Credit” means any Letter of Credit that is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by the Borrower and its Subsidiaries in the ordinary course of business.
“Committed Notes” means the promissory notes provided for by Section 2.2 (other than the Swingline Note) and all amendments, restatements or other modifications thereof.
“Commitment” means, as to each Lender, such Lender’s Revolving Commitment.
“Commitment Percentage” means with respect to any Lender at any time, with respect to such Lender’s Revolving Commitment, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 13.2 or if the Aggregate Revolving Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Acceptance or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Commitment Percentages shall be subject to adjustment as provided in Section 5.10.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a certificate in substantially the form of Exhibit D, properly completed and executed by the chief financial officer or Treasurer of the Borrower.
“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 4.5, from one Interest Period to the next Interest Period of a Libor Loan as a Libor Loan or an Alternative Currency Term Rate Loan as an Alternative Currency Term Rate Loan, as applicable.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA or any proposed Successor Rate for an Alternative Currency, as applicable, any conforming changes to the definitions of “SONIA”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 4.5 or Article 6 of Loans of one Type into Loans of the other Type.
“Convertible Debt” means, any Debt of the Borrower that is convertible into, or exchangeable for, common stock in the Borrower (or other securities and/or property that such Debt is convertible or exchangeable into in accordance with the terms thereof), cash (such amount of cash determined by reference to the price of such common stock, or such other securities and/or property), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 15.33.
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt” means, with respect to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; (d) all Capital Lease Obligations of such Person; (e) Guarantees by such Person of indebtedness, liabilities or obligations of the kinds described in clauses (a), (b), (c), (f), (g), (i) and (j) of this definition; (f) all indebtedness, liabilities and obligations of the types described in the foregoing clauses (a) through (e) secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities and obligations secured thereby have been assumed by such Person or are non-recourse to such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the Property encumbered, as determined by the Agent in its discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (h) all vested obligations of such Person for the payment of money under any earn-out or similar arrangements providing for the deferred payment of the purchase price for any property to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person; (i) all indebtedness, liabilities and obligations of such Person under any Hedge Agreement (valued at the net amount of obligations thereunder); and (j) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.
“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.
“Default Rate” means, in respect of any principal of any Loan or any other amount payable by the Borrower under any Loan Document, a rate per annum equal to the sum of two percent (2.00%), plus the Applicable Rate for Base Rate Loans as in effect from time to time (provided that (i) for amounts outstanding as Libor Loans or Alternative Currency Term Rate Loans, the “Default Rate” for such principal shall be two percent (2.00%), plus the Applicable Rate for Libor Loans or Alternative Currency Term Rate Loans, as applicable, for the remainder of the applicable Interest Period as provided in Section 4.1, and, thereafter, the rate provided for above in this definition and (ii) for amounts outstanding as Alternative Currency Daily Rate Loans, the “Default Rate” for such principal shall be two percent (2.00%), plus the Applicable Rate for Alternative Currency Daily Rate Loans as in effect from time to time).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 5.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.10(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Agent for the benefit of the Lenders, as amended or otherwise modified from time to time.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States, other than any such Subsidiary substantially all of the assets of which consist of Capital Stock of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of:

(a)a determination by the Agent, or a notification by the Borrower to the Agent that the Borrower has made a determination, that US Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 6.2(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Libor, and
(b)the joint election by the Agent and the Borrower to replace Libor with a Benchmark Replacement and the provision by the Agent of written notice of such election to the Lenders.
“EBITDAR” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries, without duplication, on a consolidated basis for such period:
(a)Net Income; plus
(b)any provision for (or less any benefit from) income or franchise taxes to the extent included in the determination of Net Income; plus
(c)Interest Expense to the extent included in the determination of Net Income; plus
(d)amortization and depreciation expense to the extent included in the determination of Net Income; plus
(e)expenses resulting from any non-cash compensation charges arising from any grant of stock, stock options, stock-settled stock appreciation rights, restricted stock units, or other equity based compensation, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods to the extent included in the determination of Net Income; plus
(f)other non-cash, non-recurring charges to the extent included in the determination of Net Income (including by way of example, but not limited to, asset write-offs associated with store or facility closings, asset impairments associated with underperforming stores, asset write-offs associated with real Property dispositions, and asset write-offs associated with obsolete or underperforming information technology assets); plus
(g)all lease and rent expense for any real Property to the extent included in the determination of Net Income, plus
(h)non-recurring cash expenses relating to store closings, other discontinued operations or infrastructure downsizing (including by way of example, but not limited to, store closings, call center closings, distribution center closings and severance packages) in an aggregate amount not to exceed $75,000,000 in the aggregate during the term of this Agreement, to the extent included in the determination of Net Income, minus
(i)other non-recurring gains to the extent included in the determination of Net Income.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” shall have the meaning specified in Section 15.27.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.7(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 15.7(b)(iii)).
“Eligible Currency” means any lawful currency other than US Dollars that is readily available, freely transferable and convertible into US Dollars in the international interbank market available to the Lenders in such market and as to which a US Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into US Dollars, (b) a US Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders in their reasonable business judgment or (d) no longer a currency in which the Required Lenders are willing to make such extensions of credit (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the US Dollar Equivalent of Loans in US Dollars, subject to the other terms contained herein.
“Environmental Laws” means any and all federal, state and local laws, regulations and requirements regulating health, safety or the environment.
“Environmental Liabilities” means, as to any Person, all indebtedness, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability or criminal or civil statute, including any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any Subsidiary of the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any Subsidiary of the Borrower.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 13.1.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 15.30 and any comparable provision of the applicable Guaranty and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a “master agreement” governing more than one Hedge Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Hedge Agreements for which such Guaranty or security interest is or becomes illegal.
“Existing Agreement” has the meaning specified in the recitals to this Agreement.
“Existing Letters of Credit” means the letters of credit issued by Bank of America and listed on Schedule 1.1 hereto.
“Existing Maturity Date” has the meaning specified in Section 2.7(b).
“Extending Lender” has the meaning specified in Section 2.7(a).
“Extension Amendment” has the meaning specified in Section 2.7(c).
“Extension Request Date” has the meaning specified in Section 2.7(a).
“Facility Fee Rate” has the meaning specified in Section 4.2.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of

New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means the certain letter agreement dated as of September 8, 2021 among the Borrower, BAS and Bank of America.
“Fiscal Period” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one calendar month in duration. There are twelve (12) Fiscal Periods in a Fiscal Year.
“Fiscal Quarters” means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Sunday of the thirteenth (or fourteenth, if applicable) week in such quarter.
“Fiscal Year” means the Borrower’s fiscal year for financial accounting purposes beginning on the Monday following the Sunday nearest January 31 of each year and ending on the Sunday nearest January 31 of the following year. The current (as of the date hereof) Fiscal Year of the Borrower will end on January 30, 2022.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Commitment Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, with respect to any Person (the “subject Person”) at any time (without duplication): (a) Debt described in clauses (a), (b), (c), (d), (f) and (g) of the definition of Debt, other than Debt consisting of Undrawn Letters of Credit, and (b) Guarantees by the subject Person of Funded Debt (as described in clause (a) preceding) of any other Person.
“GAAP” means generally accepted accounting principles, applied on a “consistent basis” (as such phrase is interpreted in accordance with Section 1.3), as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.
“Governmental Authority” means any nation or government, any federal, state, county, municipal, parish, provincial, township or other political subdivision thereof, and any department,

commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means any indebtedness, liability or obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person or indemnifying such other Person for any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner to the obligee of such Debt the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be equal to the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as mutually determined by the Borrower and the Agent in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Person who is or becomes a party to any Guaranty of the Obligations or any part thereof, including each Domestic Subsidiary of the Borrower who is a party to the Subsidiary Guaranty pursuant to the terms of Article 7.
“Guaranty” means the Subsidiary Guaranty or any other guaranty agreement executed and delivered by a Person in favor of the Agent, for the benefit of the Agent and the Lenders, and any and all amendments, restatements or other modifications thereof, and “Guaranties” means all of such agreements, collectively.
“Hazardous Material” means any substance, product, waste, pollutant, chemical, contaminant, insecticide, pesticide, constituent or material which is or becomes listed, regulated or addressed under any Environmental Law as a result of its hazardous or toxic nature.
“Hedge Agreement” means any agreement, device or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates or forward rates applicable to its assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements, forward rate currency or interest rate options and commodity hedging, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination or assignment of any of the foregoing. Notwithstanding anything to the contrary in the foregoing, neither any Bond Hedge Transaction nor any Warrant Transaction shall be a Hedge Agreement.
“Incremental Facility Amendment” has the meaning specified in Section 2.6.
“Incremental Revolving Commitments” has the meaning specified in Section 2.6.
“Incremental Revolving Loans” has the meaning specified in Section 2.6.

“Indemnified Liabilities” has the meaning specified in Section 15.2.
“Indemnitees” has the meaning specified in Section 15.2.
“Interest Expense” means, for any period and for any Person, the sum of (a) interest expense of such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP, plus (b) interest expenses paid under Hedge Agreements during such period minus (c) interest payments received under Hedge Agreements during such period.
    “Interest Period” means, as to each Libor Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Loan is disbursed or Converted to or Continued as a Libor Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six months thereafter (subject to availability), as selected by the Borrower in its notice of borrowing, Conversion or Continuation; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)no Interest Period shall extend beyond the Maturity Date; and
(d)with respect to Revolving Loans, no more than ten (10) Interest Periods shall be in effect at the same time.
“Investments” has the meaning specified in Section 11.5.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means an agreement to be executed by a Person pursuant to the terms of Section 7.2, in substantially the form of Exhibit G.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage. All L/C Advances shall be denominated in US Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans. All L/C Borrowings shall be denominated in US Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America, (b) U.S. Bank, (c) Wells Fargo or (d) any successor issuer of Letters of Credit hereunder. In the event there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.
“L/C Obligations” means, as at any date of determination, the US Dollar Equivalent of aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph of this Agreement and, unless the context requires otherwise, includes the L/C Issuer and the Swingline Lender.
“Lender Parties” mean, collectively, the Lenders, the Swingline Lender and the L/C Issuer.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a Standby Letter of Credit or a Commercial Letter of Credit. Letters of Credit may be issued in US Dollars or in an Alternative Currency. Notwithstanding anything to the contrary contained herein, a letter of credit (other than the Existing Letters of Credit) issued by an L/C Issuer other than Bank of America shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Agent has been notified in writing of the issuance thereof by the applicable L/C Issuer and has confirmed with such L/C Issuer that there exists adequate availability under the Aggregate Revolving Commitments to issue such letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in such form as shall at any time be in use by the L/C Issuer.
“Letter of Credit Sublimit” means an amount equal to $75,000,000; provided, however, that with respect to (i) Bank of America, in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall be $25,000,000, (ii) US Bank, in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall be $25,000,000 and (iii) Wells Fargo, in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall be $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Leverage Ratio” means, as of any period end and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) the sum of (i) the average outstanding principal balance of all Funded Debt of such Persons as of the end of each of the immediately preceding twelve (12) Fiscal Periods, plus (ii) without duplication, all operating lease liability (as reported on the consolidated balance sheet of the Borrower) as of such date of determination to (b) EBITDAR determined for the preceding twelve (12) Fiscal Periods.
    “Libor” has the meaning specified in the definition of “Libor Rate”.
“Libor Loan” means any Loan that bears interest at a rate based upon clause (a) of the definition of Libor Rate. Libor Loans shall be denominated in US Dollars.
“Libor Rate” means

(a)for any Interest Period with respect to a Libor Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for US Dollars for a period equal in length to such Interest Period) (“Libor”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in US Dollars, with a term equivalent to such Interest Period, and
(b)for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to Libor, at about 11:00 a.m., London time determined two Business Days prior to such date for US Dollar deposits with a term of one month commencing that day;
provided, that, if the Libor Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Libor Rate Margin” has the meaning specified in Section 4.2.
“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.
“Loan” means a Revolving Loan or a Swingline Loan and shall include, as the context requires, any Incremental Revolving Loan.
“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, each Issuer Document, the Disclosure Letter, any Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 5.9, the Fee Letter, each Incremental Facility Amendment and any and all amendments, modifications, supplements, renewals, extensions or restatements thereof.
“Loan Parties” means the Borrower and the Guarantors, and “Loan Party” means any one of them.
“Margin Adjustment Date” has the meaning specified in Section 4.2.
“Material Adverse Effect” means any material adverse effect, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect, on (a) the business or financial condition, prospects, performance or operations of the Borrower individually or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower individually or the Borrower and its Subsidiaries taken as a whole to pay and perform the obligations for which it or they, as applicable, are responsible when due or (c) the validity or enforceability of (i) any of the Loan Documents or (ii) the rights and remedies of the Agent or the Lenders under any of the Loan Documents.
“Maturity Date” means September 30, 2026; provided, however, with respect to Lenders that have extended such maturity pursuant to Section 2.7, then such Maturity Date for such Lenders shall be such extended maturity date as determined pursuant to such Section; provided, further, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 15.11.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate at any time within the six (6) year period preceding the date hereof or hereafter and which is covered by Title IV of ERISA.
“Net Income” means, for any period and any Person, such Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding the income of any other Person (other than Subsidiaries) in which such Person or any Subsidiary of such Person has an ownership interest, unless received by such Person or a Subsidiary of such Person in a cash distribution.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.7(a).
“Notes” means the Committed Notes and the Swingline Note.
“Obligations” means any and all (a) obligations, indebtedness and liabilities of the Borrower to the Agent and the Lenders, or any of them, arising pursuant to this Agreement or any other Loan Document or otherwise with respect to any Loan or any Letter of Credit, whether now existing or hereafter arising, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including the obligation of the Borrower to repay the Loans, interest on the Loans and all fees, costs and expenses (including Attorney Costs) provided for in the Loan Documents, (b) indebtedness, liabilities and obligations of the Borrower under any Hedge Agreement that the Borrower may enter into with the Agent, any Lender or any of their respective Affiliates if and to the extent that such Hedge Agreement is permitted in accordance with Section 11.1(i) (provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party) and (c) obligations under any Treasury Management Agreement between any Loan Party and the Agent, any Lender or any of their respective Affiliates.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offering Memorandum” means the confidential offering memorandum distributed to the Lenders on or about December, 2017, prepared and distributed by the Arrangers with respect to the syndication of the credit facilities evidenced by this Agreement.
“Other Rate Early Opt-in” means the Agent and the Borrower have elected to replace Libor with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 6.2(c)(ii) and clause (2) of the definition of “Benchmark Replacement”.
“Other Taxes” has the meaning specified in Section 6.6(b).
“Outstanding Amount” means (i) with respect to any Loans on any date, the US Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to L/C Obligations on any date, the US Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other change in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement of any outstanding unpaid drawing under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent or the L/C Issuer as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 15.7(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
“Permit” means any permit, certificate, approval order, license or other authorization.
“Permitted Acquisition” means any acquisition of the Capital Stock of a Person or any acquisition of Property which constitutes a significant or material portion of an existing business of a Person, in each case, in a transaction that satisfies each of the following requirements:
(a)No Default; Pro Forma Compliance. Both before and after giving effect to such acquisition and any Loans requested to be made in connection therewith, (i) no Default exists or will exist or would result therefrom, and (ii) in the case of any such Acquisition involving aggregate consideration of $20,000,000 or more, the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such acquisition;
(b)Structure. If the proposed acquisition is an acquisition of the Capital Stock of a Target, the acquisition will be structured so that the Target will become a Wholly-Owned Subsidiary; if the proposed acquisition is an acquisition of assets, the acquisition will be structured so that the Borrower or a Wholly-Owned Subsidiary shall acquire such assets; and, if the proposed acquisition is the acquisition of a Person, the Board of Directors of such Person has approved such acquisition;
(c)Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries shall, as a result of or in connection with any such acquisition, assume or incur any contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; and
(d)Lines of Business. The Target shall be engaged in substantially the same line or lines of business, or a business reasonably related or complementary thereto, as the Borrower and its Subsidiaries.
“Permitted Liens” means the Liens permitted by Section 11.2.
“Permitted Sale-Leaseback” means a transaction designed to reduce state tax liability whereby the Borrower or one of its Subsidiaries sells Property to another Person which finances the purchase price of such Property by selling notes to, or otherwise borrowing from, the Borrower or one of its Subsidiaries and leases such Property to the seller in an operating lease transaction.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity.
“Plan” means any employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA.
“Platform” has the meaning specified in Section 10.1.
“Principal Office” – see Schedule 15.12.
“Prohibited Transaction” means any transaction described in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which no statutory or administrative exemption applies.
“Property” means, for any Person, property or assets of all kinds, real, personal or mixed, tangible or intangible (including all rights relating thereto), whether owned or acquired on or after the Closing Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 10.1.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 15.33.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year, the first of which shall be March 30, 2018.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent; provided that to the extent such market practice is not administratively feasible for the Agent, such other day as otherwise reasonably determined by the Agent).
“Register” has the meaning specified in Section 15.7(c).
“Regulation D” means Regulation D of the FRB, as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.
“Regulation U” means Regulation U of the FRB, as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.
“Regulatory Change” means, with respect to any Lender, the occurrence after the Closing Date of any of the following:  (a) any change (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) in U.S. federal, state or foreign laws, rules, regulations, directives, guidelines, decisions or treaties (including Regulation D); (b) the adoption, taking effect or making of any guideline, law, rule, regulation, decision, directive or request (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) applying to a class of lenders including such Lender of or under any U.S.  federal or state or any foreign laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; or (c) any change in the administration, interpretation or application of any law, rule, regulation, directive, guideline, decision or treaty (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.
“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or from Property owned or leased by such Person, including the migration of Hazardous Materials through or in the air, soil, surface water, ground water or property, in violation of Environmental Laws.
“Relevant Rate” means with respect to any Loan denominated in (a) US Dollars, Libor, (b) Sterling, SONIA, (c) Euros, EURIBOR, and (d) Yen, TIBOR, as applicable.
“Remedial Action” means all actions required under applicable Environmental Laws to (a) clean up, remove, treat or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; provided that “Remedial Action” shall not include such actions taken in the normal course of business and in material compliance with Environmental Laws.
“Reportable Event” means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.
“Required Lenders” means Lenders having more than fifty percent (50.0%) of the aggregate unused Commitments and Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, however, that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or L/C Issuer, as the case may be, in making such determination.
“Rescindable Amount” has the meaning as defined in Section 5.8(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower and, solely for purposes of notices given pursuant to Articles III and V, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 4.5, (iii) with respect to an Alternative Currency Daily Rate Loan, each Quarterly Payment Date and (iv) such additional dates as the Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date and (v) such additional dates as the Agent or the L/C Issuer shall determine or the Required Lenders shall require
“Revolving Commitment” means, as to each Lender, the obligation of such Lender to (a) make Revolving Loans pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations and Swingline Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the US Dollar amount set forth opposite the name of such Lender on Schedule 2.1 (or if applicable, the most recent Assignment and Acceptance executed by such Lender) under the heading “Revolving Commitment,” as the same may be reduced or terminated pursuant to Section 2.5 or Section 13.2 or increased pursuant to Section 2.6. Revolving Commitments shall include any Incremental Revolving Commitment.
“Revolving Loan” has the meaning specified in Section 2.1(a).
“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any economic, financial or trade sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 6.2(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, shares, options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness for borrowed money, secured or unsecured.
“SOFR Early Opt-in” means the Agent and the Borrower have elected to replace Libor pursuant to (a) an Early Opt-in Election and (b) Section 6.2(c)(i) and clause (1) of the definition of “Benchmark Replacement”.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the second Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.0326% (3.26 basis points) per annum.
“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” means, (a) when used to determine the relationship of a Person (the “parent”) to another Person, a Person (the “subsidiary”) of which an aggregate of more than fifty percent (50.0%) or more of the Capital Stock is owned of record or beneficially by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries of the parent, (i) if the holders of such Capital Stock (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of the subsidiary, even though the right so to vote has been suspended by the happening of such a contingency or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of the subsidiary, whether or not the right so to vote exists by reason of the happening of a contingency or (ii) in the case of Capital Stock which is not issued by a corporation, if such ownership interests constitute a majority voting interest and (b) when used with respect to a Plan, ERISA or a provision of the Code pertaining to employee benefit plans, means, with respect to the parent, any corporation, trade or business (whether or not incorporated) which is under common control with the parent and is treated as a single employer with the parent under Section 414(b) or Section 414(c) of the Code and the regulations thereunder.
“Subsidiary Guarantor” means a Domestic Subsidiary of the Borrower which is a Guarantor hereunder.
“Subsidiary Guaranty” means a guaranty agreement executed and delivered by a Subsidiary of the Borrower in favor of the Agent, for the benefit of the Agent and the Lenders, in substantially the form of Exhibit E, as such guaranty agreement may be amended, restated or otherwise modified from time to time.
“Successor Rate” has the meaning specified in Section 6.2(b).
“Supported QFC” has the meaning specified in Section 15.33.
“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.
“Swingline Loan” has the meaning specified in Section 2.1(b).
“Swingline Note” means the swingline promissory note provided for by Section 2.2 and all amendments, restatements or other modifications thereof.
“Swingline Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Aggregate Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Tangible Net Worth” means the Borrower’s (a) consolidated shareholders’ equity (including Capital Stock, additional paid-in capital and retained earnings) minus (b) all consolidated intangible assets, each as determined in accordance with GAAP.
“Target” means the Person who is to be acquired or whose assets are to be acquired by the Borrower or a Wholly Owned Subsidiary in connection with a Permitted Acquisition.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which the TARGET2 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” has the meaning specified in Section 6.6.

“Term SOFR” means, for the applicable corresponding Tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding Tenor of the shorter duration shall be applied), the forward-looking term rate based on the secured overnight financing rate that has been selected or recommended by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
“Termination Event” means (a) a Reportable Event, (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Plan.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all L/C Obligations.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Type” means any type of Loan (i.e., a Base Rate Loan, a Libor Loan, an Alternative Currency Term Rate Loan or an Alternative Currency Daily Rate Loan).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Undrawn Letter of Credit” means any outstanding commercial or documentary, or stand-by letter of credit issued for the account of the Borrower or any Subsidiary of the Borrower under which (a) a drawing for payment has not been made by the beneficiary, (b) a drawing for payment has been made by the beneficiary and was timely paid by the Borrower or such Subsidiary in accordance with the terms thereof and a balance remains undrawn pursuant to the terms thereof or (c) a drawing has been made and remains unpaid by the Borrower or such Subsidiary and such drawing has been outstanding for a period not in excess of three (3) Business Days.
“Unfunded Vested Accrued Benefits” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.
“Unreimbursed Amount” has the meaning set forth in Section 3.3(a).
“U.S.” or “United States” means the United States of America.
“U.S. Special Resolution Regimes” has the meaning specified in Section 15.33.
“US Bank” means U.S. Bank National Association and its successors.
“US Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in US Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in US Dollars determined by using the rate of exchange for the purchase of US Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in US Dollars as determined by the Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“US Dollars” and “$” mean lawful money of the U.S.
“Voting Stock” means Capital Stock of a Person having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).
“Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).
“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is owned 100% (excluding any directors’ qualifying shares required by law) by the Borrower and/or another Wholly-Owned Subsidiary of the Borrower.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” mean the lawful currency of Japan.
Section 1.2Other Interpretive Provisions.
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i)    The words “hereof’, “herein”, “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Exhibit, Section and Schedule references pertain to Articles, Exhibits, Sections and Schedules of this Agreement.
(ii)The term “including” is not limiting and means “including without limitation.”
(iii)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
(c)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(d)This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or any Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”
(e)Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.
(f)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

Section 1.3Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Lenders hereunder shall be prepared, in accordance with GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period. Changes in the application of accounting principles which do not have a material impact on calculating the financial covenant herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, change the manner in which either the last day of its Fiscal Year or the last day of each of the first three Fiscal Quarters of its Fiscal Year is determined without the prior written consent of the Required Lenders. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
Section 1.4Time of Day; Rates. Unless otherwise indicated, all references in this Agreement to times of day shall be references to San Francisco, California time. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternative Currency Daily Rate”, “Alternative Currency Term Rate”, “Libor Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement and any Successor Rate) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes or Conforming Changes.
Section 1.5Exchange Rates; Currency Equivalents.
(a)The Agent or the L/C Issuer, as applicable, shall determine the US Dollar Equivalent amounts of Loans and Outstanding Amounts denominated in Alternative Currencies. Such US Dollar Equivalent shall become effective as of such Revaluation Date and shall be the US Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Agent or the L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with, the borrowing, Conversion, Continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the L/C Issuer, as the case may be.
Section 1.6Additional Alternative Currencies.
(a)The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the L/C Issuer.
(b)Any such request shall be made to the Agent not later than 8:00 a.m., twenty (20) Business Days prior to the date of the desired extension of credit (or such other earlier or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 8:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency. Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency.
(c)If the Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Agent shall so notify the Borrower and (i) the Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any borrowings of Alternative Currency Loans. If the Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrower and (x) the Agent and the L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as

applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (y) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.6, the Agent shall promptly so notify the Borrower.
Section 1.7Change of Currency.
(a)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Alternative Currency Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.
(b)Each provision of this Agreement to the extent relating to Alternative Currency shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement to the extent relating to Alternative Currency also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.8Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.9Covenant Acquisition/Disposition Adjustments.
(a)Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Article 12 for any period (or a portion of a period) that includes the date of the consummation of a Permitted Acquisition involving aggregate consideration of $20,000,000 or more, the EBITDAR of such acquired Person or line of business (such EBITDAR to be formulated on the basis of the definition of EBITDAR set forth herein) shall be included in the determination of EBITDAR, as if the Permitted Acquisition had been consummated on the first day of any such period of measurement (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with

Article 11 of Regulation S-X promulgated under the Securities Act of 1933, and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower).
(b)Covenant Disposition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Article 12 for any period (or a portion of a period) that includes the date of any disposition of a Subsidiary or line of business involving aggregate consideration of $20,000,000 or more, as applicable, EBITDAR shall be determined on a historical pro forma basis to exclude the results of operations of such Subsidiary or line of business, as applicable, so disposed (including pro forma adjustments arising out of events which are directly attributable to such disposition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower).
ARTICLE 2

CREDIT FACILITY
Section 2.1Commitments; Loans.
(a)Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such Loan, a “Revolving Loan”) to the Borrower in US Dollars or in one or more Alternative Currencies from time to time, subject to the provisions of Section 2.4, from the Closing Date to the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Lender’s Revolving Commitment as then in effect; provided, however, (i) the aggregate Outstanding Amount of the Revolving Loans of such Lender plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swingline Loans shall not at any time exceed such Lender’s Revolving Commitment, (ii) the Outstanding Amount of Revolving Loans denominated in Alternative Currencies plus the Outstanding Amount of L/C Obligations denominated in Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit, and (iii) the Total Revolving Outstandings shall not at any time exceed the Aggregate Revolving Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow Revolving Loans hereunder. Revolving Loans may be Base Rate Loans, Libor Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans. Until the Maturity Date, the Borrower may Continue Libor Loans or Alternative Currency Term Rate Loans, as applicable, or Convert Revolving Loans of one Type into Revolving Loans of another Type. Each Type of Revolving Loan advanced by each Lender shall be established and maintained at such Lender’s Applicable Lending Office for such Type of Revolving Loan.
(b)Swingline Loans. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may from time to time request, and the Swingline Lender may in reliance upon the agreements of the other Lenders set forth in this Section 2.1(b) and in its discretion from time to time advance in US Dollars (but shall in no event be obligated to advance), revolving loans which are to be funded solely by the Swingline Lender (the “Swingline

Loans”); provided, however, that (i) the aggregate principal amount of the Swingline Loans outstanding at any time shall not exceed the Swingline Sublimit and (ii) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swingline Lender shall give the Agent and each Lender written notice of the aggregate outstanding principal amount of the Swingline Loans upon the written request of the Agent or any Lender (but no more often than once every calendar quarter). Furthermore, upon one (1) Business Day’s prior written notice given by the Swingline Lender to the Agent and the other Lenders at any time and from time to time (including at any time following the occurrence of a Default) and, in any event, without notice on the Business Day immediately preceding the Maturity Date, each Lender (including the Swingline Lender) severally agrees, irrevocably and unconditionally, as provided in the first sentence of Section 2.1(a), and notwithstanding anything to the contrary contained in this Agreement, any Default or the inability or failure of the Borrower or any of its Subsidiaries to satisfy any condition precedent to funding any Loan contained in Article 8 (which conditions precedent shall not apply to this sentence), to make a Revolving Loan, in the form of a Base Rate Loan, in an amount equal to its Commitment Percentage of the aggregate principal amount of the Swingline Loans then outstanding, and the proceeds of such Revolving Loan shall be promptly paid by the Agent to the Swingline Lender and applied as a repayment of the aggregate principal amount of the Swingline Loans then outstanding. If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Revolving Loans that are Base Rate Loans, as described above, the request for Revolving Loans that are Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loans and each Lender’s payment to the Agent for the account of the Swingline Lender shall be deemed payment in respect of such participation. Subject to the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow Swingline Loans hereunder. Unless otherwise agreed in writing by the Swingline Lender and the Borrower, Swingline Loans shall be Base Rate Loans.
Section 2.2Notes. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note, in substantially the form of Exhibit A (a “Committed Note”). Upon request of the Swingline Lender made through the Agent, the Borrower shall execute and deliver to the Swingline Lender (through the Agent) a promissory note of the Borrower in substantially the form of Exhibit B (the “Swingline Note”), dated the Closing Date.
Section 2.3Repayment of Loans. The Borrower shall pay (a) to the Agent, for the account of the Lenders, (i) the prepayments of Loans required pursuant to Section 5.4(a) and (ii) the outstanding principal amount of the Revolving Loans, including any Incremental Revolving Loans, on the applicable Maturity Date and (b) to the Swingline Lender, the outstanding principal amount of the Swingline Loans on the applicable Maturity Date (or such other times as required by this Agreement).
Section 2.4Use of Proceeds. Subject to the terms of this Agreement, the proceeds of the Loans shall be used by the Borrower (a) to refinance the Borrower’s existing indebtedness under the Existing Agreement, (b) to finance capital expenditures by the Borrower and (c) for general corporate purposes, including to finance working capital requirements of the Borrower and its Subsidiaries.
Section 2.5Termination or Reduction of Commitments. The Borrower shall have the right to terminate fully or to reduce in part the unused portion of the Aggregate Revolving Commitments at any time and from time to time, provided that: (a) the Borrower shall not have the right to terminate or reduce in part any unused portion of the Aggregate Revolving Commitments that could or may be required to be advanced by the Lenders to refinance Swingline Loans then outstanding; (b) the Borrower shall give the Agent at least three (3) Business Days’ written notice of each such termination or reduction as provided in Section 5.3; (c) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 or any multiple of $5,000,000 in excess thereof; and (d) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the Swingline Sublimit or the Letter of Credit Sublimit exceeds the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. No Commitments may be reinstated after they have been terminated or reduced.
Section 2.6Increase of Commitments.
(a)Incremental Revolving Loans. Subject to the terms and conditions set forth herein, the Borrower shall have the right, from time to time and upon at least ten Business Days’ prior written notice to the Agent to request to increase the Aggregate Revolving Commitments (the “Incremental Revolving Commitments”; and revolving loans made thereunder the “Incremental Revolving Loans”); subject, however, in any such case, to satisfaction of the following conditions precedent:
(i)the aggregate amount of all Incremental Revolving Commitments effected pursuant to this Section 2.6 shall not exceed $250,000,000;
(ii)on the date on which any Incremental Facility Amendment is to become effective, both immediately prior to and immediately after giving effect to the incurrence of such Incremental Revolving Loans and any related transactions, no Default shall have occurred and be continuing;
(iii)on the date on which any Incremental Facility Amendment is to become effective, after giving effect to the incurrence of such Incremental Revolving Loans to be made on such date and any related transactions, on a pro forma basis, the Loan Parties shall be in compliance with the financial covenant set forth in Article 12 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 10.1;
(iv)the representations and warranties set forth in Article 9 shall be true and correct in all material respects on and as of the date on which such Incremental Facility Amendment is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
(v)such Incremental Revolving Commitments shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as agreed by the Agent);
(vi)any Incremental Revolving Commitments shall be made on the same terms and provisions (other than upfront, arrangement or similar fees) as apply to the existing Revolving Commitments, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from the existing revolving credit facility set forth in Section 2.1(a);
(vii)if requested by the applicable Lenders (through the Agent), the Borrower shall deliver new or amended Notes reflecting the new or increased Commitment or Loans of each new or affected Lender as of the Increase Effective Date. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 6.5) to the extent necessary to keep outstanding Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section.
(viii)the Agent shall have received additional commitments in a corresponding amount of such requested Incremental Revolving Commitments from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional commitment and each Lender may elect or decline, in its sole discretion, whether to participate in any such increase); and
(ix)the Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such Incremental Revolving Commitments and the validity thereof, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent.
(b)Any Incremental Revolving Commitments shall be evidenced by an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.6 (and subject to the limitations set forth in the immediately preceding subsection), executed by the Loan Parties, the Agent and each Lender providing a portion of the Incremental Revolving Commitments; which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Facility Amendment shall also require such amendments to the Loan Documents, and such other new Loan Documents, as the Agent reasonably deems necessary or appropriate, after consultation with the Borrower, to effect the modifications and credit extensions permitted by this Section 2.6. Neither any Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than the Lenders providing such Incremental Revolving Commitments and the Agent, in order to be effective. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and as such other conditions as requested by the Lenders under the Incremental Revolving Commitments established in connection therewith.
(c)This Section shall supersede any provision in Section 15.10 to the contrary.
Section 2.7Extension of Maturity Date.
(a)    Not more than 45 days and not less than 30 days prior to any anniversary of the Closing Date, the Borrower may, in each case, request in writing that the Lenders extend the then current Maturity Date of the Revolving Commitments and related Loans for an additional one year (and the Agent shall promptly give the Lenders notice of any such request); provided, that the applicable Maturity Date may be extended under this Section 2.7 no more than two times in the aggregate and, after giving effect to such extension, the remaining term of this Agreement shall not exceed five years. Each Lender shall provide the Agent, not more than 15 days subsequent to any such request by the Borrower (or such other date as the Borrower and the Agent may agree; such date, the “Extension Request Date”), with written notice regarding whether it agrees to extend the then current Maturity Date (each Lender agreeing to a requested extension being called an “Extending Lender”, and each Lender declining to agree to a requested extension being called a “Non-Extending Lender”). Each decision by a Lender shall be in its sole discretion and any Lender who fails to give written notice of its decision by the Extension Request Date shall be deemed a Non-Extending Lender.

(b)    If all Lenders agree in writing to the extension request by the Extension Request Date, then the Maturity Date of the Revolving Commitments and related Loans shall be extended to the first anniversary of the Maturity Date therefor then in effect. If Lenders constituting Required Lenders, but not all Lenders, agree in writing to the extension request by the Extension Request Date, then the Borrower may, on the Extension Request Date, notify the Agent in writing that it wishes to extend such Maturity Date, and such Maturity Date shall, as to the Revolving Commitments and related Loans of the Extending Lenders, be extended to the first anniversary of the Maturity Date then in effect prior to giving effect to any such extension (such Maturity Date, the “Existing Maturity Date”). The Borrower shall, on the Existing Maturity Date, pay to the Non-Extending Lenders in effect immediately prior to such extension in immediately available funds the principal of and interest accrued on the portion of the Revolving Loans hereunder held by the Non-Extending Lenders, as well as all other amounts due and payable to the Non-Extending Lenders (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Libor Loans or Alternative Currency Term Rate Loans), on such date. Upon such Existing Maturity Date, (i) the Revolving Commitments of each such Non-Extending Lender shall terminate, (ii) each such Non-Extending Lender shall cease to be a Lender hereunder and (iii) the Aggregate Revolving Commitments shall be reduced by an amount equal to the aggregate Revolving Commitments of each such Non-Extending Lender.
(c)    Notwithstanding the foregoing provisions of this Section 2.7, the Borrower shall have the right, at its own discretion and at its own expense, at any time prior to the Existing Maturity Date to replace, in accordance with the terms of Section 15.25, a Non-Extending Lender with an Eligible Assignee that will agree to the applicable Maturity Date extension request, and any such replacement Lender shall for all purposes constitute an Extending Lender.
(d)    As a condition precedent to any extension pursuant to this Section 2.7, the Borrower shall deliver to the Agent a certificate of each Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 9 and the other Loan Documents are true and correct in all material respects on and as of the date of effectiveness of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.7, the representations and warranties contained in subsections (a) and (b) of Section 9.2 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 10.1, and (B) no Default exists.
(e)    Conflicting Provisions. This Section shall supersede any provisions in Section 5.7 or 15.10 to the contrary.
ARTICLE 3

LETTERS OF CREDIT
Section 3.1The Letter of Credit Commitment.

(a)Subject to the terms and conditions set forth herein, (i) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Article 3, (A) from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue Letters of Credit denominated in US Dollars or (subject to the limitation set forth below) in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 3.2, and (B) to honor drawings under the Letters of Credit and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans made by any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swingline Loans shall not exceed the amount of such Lender’s Revolving Commitment and (z) the aggregate Outstanding Amount of Revolving Loans denominated in Alternative Currencies and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof; without limiting the foregoing, each Lender shall be deemed to have purchased from the L/C Issuer a risk participation in each Existing Letter of Credit on the Closing Date pursuant to Section 3.2(b). Notwithstanding anything to the contrary contained herein, Letters of Credit denominated in Alternative Currencies may only be issued by Bank of America, in its capacity as L/C Issuer.
(b)The L/C Issuer shall not issue any Letter of Credit if:
(i)subject to Section 3.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(ii)subject to Section 3.2(c), the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all the Lenders have approved such expiry date.
(c)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law, rule or regulation applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
(iii)except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than the US Dollar Equivalent of $250,000 or is to be denominated in a currency other than US Dollars or an Alternative Currency;
(iv)the L/C Issuer does not, as of the issuance date of such requested Letter of Credit, issue Letters of Credit in the requested currency;
(v)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(vi)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 5.10(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure with respect to the Defaulting Lender, as it may elect in its sole discretion.
(d)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(e)The L/C Issuer shall be under no obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(f)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in Article 14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 14 included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
Section 3.2Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(a)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, Unites States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for the initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.
(b)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 8 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue such Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into such amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.
(c)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than one year after the Maturity Date; provided that the L/C Issuer shall not permit any such extension if (i) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or 3.1(c) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Nonextension Notice Date (A) from the Agent that the Required Lenders have elected not to permit such extension or (B) from the Agent, any Lender or the

Borrower that one or more of the applicable conditions specified in Section 8.2 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.
(d)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
Section 3.3Drawings and Reimbursements; Funding of Participations.
(a)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the US Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Within one (1) Business Day of the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing and in the applicable currency (together with interest thereon at the Base Rate from the date of drawing). If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the US Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Revolving Loans at the Base Rate to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 5.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 8.2 (other than delivery of a notice of borrowing). Any notice given by the L/C Issuer or the Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(b)Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 3.3(a) make funds available (and the Agent may apply Cash Collateral provided for such Letter of Credit for this purpose) for the account of the L/C Issuer, in US Dollars at the Principal Office for US Dollar-denominated payments in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 3.3(b), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount, which shall be a Base Rate Loan. The Agent shall remit the funds so received to the L/C Issuer in US Dollars.

(c)With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Article 3.
(d)Until each Lender funds its Revolving Loan or an L/C Advance pursuant to this Section 3.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.
(e)Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 3.3 is subject to the conditions set forth in Section 8.2 (other than delivery by the Borrower of a notice of borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(f)If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount, the amount so paid (excluding any interest and fees paid) shall constitute the Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.
Section 3.4Repayment of Participations.
(a)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.3, if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its Commitment Percentage thereof in US Dollars (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.
(b)If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 3.3(a) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned under any of the circumstances described in Section 15.26 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the, termination of this Agreement.
Section 3.5Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, so long as any such document appeared to comply with the terms of such Letter of Credit, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)any payment by the L/C Issuer in good faith under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency law;
(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever where the L/C Issuer has acted in good faith.
The Borrower shall examine a copy of each Letter of Credit and each amendment thereto that is delivered to it within one Business Day of such delivery and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
Section 3.6Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificate or document expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 3.5; provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
Section 3.7[Reserved].

Section 3.8Applicability of ISP and UCP. Unless otherwise specified in an Existing Letter of Credit (or any renewal thereof) or expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the UCP at the time of issuance shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
Section 3.9Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage, in US Dollars, a Letter of Credit fee for each Letter of Credit equal to (x) in the case of each Standby Letter of Credit, the Libor Rate Margin applicable to Revolving Loans times the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (y) in the case of each Commercial Letter of Credit, 50% of the Libor Rate Margin applicable to Revolving Loans times the US Dollar Equivalent daily amount available to be drawn under such Letter of Credit; provided that, while any Event of Default exists, upon the request of the Required Lenders, the rate per annum for Letter of Credit fees shall be increased by 2%). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date and (iii) thereafter on demand. If there is any change in the Libor Rate Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Libor Rate Margin separately for each period during such quarter that such Applicable Rate was in effect. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8.
Section 3.10Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, equal to 0.10% of the US Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the US Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, equal to 0.10% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date and (iii) thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8.
Section 3.11Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. Notwithstanding the terms of any Letter of Credit Application for a Commercial Letter of Credit, in no event may the Borrower extend the time for reimbursing any drawing under a Commercial Letter of Credit by obtaining a bankers’ acceptance from the L/C Issuer.
Section 3.12Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligation of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 3.13Monthly Reports. Each L/C Issuer shall provide to the Agent a list of outstanding Letters of Credit issued by it (together with type and amounts) on a monthly basis.
ARTICLE 4

INTEREST AND FEES
Section 4.1Interest Rate. The Borrower shall pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan (other than a Swingline Loan) made by such Lender for the period commencing on the date of the advance of such Loan to the date such Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The Borrower shall pay to the Swingline Lender, interest on the unpaid principal amount of each Swingline Loan for the period commencing on the date of the advance of such Swingline Loan to the date such Swingline Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term “Applicable Rate” means:
(a)with respect to any Base Rate Loan, the Base Rate, plus the Base Rate Margin applicable to such Loan;
(b)with respect to any Libor Loan, the Libor Rate, plus the Libor Rate Margin applicable to such Loan;
(c)with respect to any Alternative Currency Daily Rate Loan, the Alternative Currency Daily Rate, plus the Alternative Currency Daily Rate Margin applicable to such Loan;
(d)with respect to any Alternative Currency Term Rate Loan, the Alternative Currency Term Rate, plus the Alternative Currency Term Rate Margin applicable to such Loan; and
(e)with respect to any Swingline Loan, either (i) the Base Rate, plus the Base Rate Margin applicable to such Swingline Loan or (ii) such rate as separately agreed in writing between the Borrower and the Swingline Lender.
Section 4.2Determinations of Margins and Facility Fee Rate. From the Closing Date to the first Margin Adjustment Date occurring thereafter, the margins identified in Section 4.1 shall be as follows: (a) the margin of interest payable with respect to Base Rate Loans (the “Base Rate Margin”) shall be 0.000%; and (b) the margin of interest payable with respect to Libor Loans (the “Libor Rate Margin”), Alterative Currency Daily Rate Loans (the “Alternative Currency Daily Rate Margin”) and Alterative Currency Term Rate Loans (the “Alternative Currency Term Rate Margin”) shall be 0.910%. From the Closing Date until the first Margin Adjustment Date thereafter, the percentage used to determine fees payable under Section 4.6 (the “Facility Fee Rate”) shall be 0.090%. Upon delivery of the Compliance Certificate required pursuant to Section 10.1(c) after the end of each Fiscal Quarter commencing with such certificate delivered for the Fiscal Quarter ending on or about November 1, 2021, the Facility Fee Rate, the Base Rate Margin, the Libor Rate Margin, the Alternative Currency Daily Rate Margin and the Alternative Currency Term Rate Margin shall automatically be adjusted to the fee or rate, as applicable, corresponding to the Leverage Ratio (determined for the preceding twelve (12) Fiscal Periods then ending) of the Borrower set forth in the following table, such automatic adjustment to take effect as of the first Business Day after such Compliance Certificate is delivered (the “Margin Adjustment Date”).

LEVERAGE RATIO	PRICING LEVEL	FACILITY FEE RATE	LIBOR RATE MARGIN, ALTERNATIVE CURRENCY DAILY RATE MARGIN AND ALTERNATIVE CURRENCY TERM RATE MARGIN (REVOLVING LOANS)	BASE RATE MARGIN (REVOLVING LOANS AND SWINGLINE LOANS)
Greater than or equal to 3.00 to 1.00	1	0.225%	1.775%	0.775%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2	0.175%	1.325%	0.325%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	3	0.150%	1.100%	0.100%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	4	0.100%	1.025%	0.025%
Less than 1.50 to 1.00	5	0.090%	0.910%	0.000%

If the Borrower fails to deliver such Compliance Certificate with respect to any Fiscal Quarter which sets forth the Leverage Ratio within the period of time required by Section 10.1(c): the Libor Rate Margin (for Interest Periods commencing after the applicable Margin Adjustment Date), the Alternative Currency Term Rate Margin (for Interest Periods commencing after the applicable Margin Adjustment Date), the Base Rate Margin, the Alternative Currency Daily Rate Margin and the Facility Fee Rate shall each automatically be adjusted to pricing level 1 in the preceding table per annum. The automatic adjustments provided for in the preceding sentence shall take effect as of the date on which the referenced Compliance Certificate is due and shall remain in effect until otherwise adjusted on the date such Compliance Certificate is actually received in accordance herewith.
Section 4.3Payment Dates. Accrued interest on the Loans shall be due and payable as follows: (a) in the case of Base Rate Loans and Alternative Currency Daily Rate Loans (except as provided in clause (b) below), on each Quarterly Payment Date and on the Maturity Date; (b) as to any Loan that bears interest at a rate based on SONIA, the last Business Day of each month and the Maturity Date and (c) in the case of Libor Loans and Alternative Currency Term Rate Loans, (i) on the last day of the Interest Period with respect thereto, (ii) in the case of an Interest Period greater than three (3) months, at three (3) month intervals after the first day of such Interest Period and (iii) on the Maturity Date.

Section 4.4Default Interest. Notwithstanding anything to the contrary contained in this Agreement, during the existence of an Event of Default, the Borrower will pay to the Agent for the account of each Lender interest at the applicable Default Rate on any principal of each Loan made by such Lender and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Agent or such Lender.
Section 4.5Conversions and Continuations of Loans. Subject to Section 5.2, with respect to Loans (other than Swingline Loans), the Borrower shall have the right from time to time to Convert Base Rate Loans or Libor Loans into Libor Loans or Base Rate Loans, as applicable, to Continue Libor Loans in existence as Libor Loans and to Continue Alternative Currency Term Rate Loans in existence as Alternative Currency Term Rate Loans, provided that: (i) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in Section 5.3; (ii) subject to Article 6, a Libor Loan or an Alternative Currency Term Rate Loan may only be Converted on the last day of the Interest Period therefor; and (iii) except for Conversions into Base Rate Loans, no Conversions or Continuations shall be made without the consent of the Agent and the Required Lenders at any time during the existence of a Default.
Section 4.6Facility Fee. For the period from the Closing Date to the Maturity Date, the Borrower agrees to pay to the Agent for the account of each Lender, pro rata according to its Commitment Percentage, a facility fee equal to the per annum Facility Fee Rate (determined according to the provisions of Section 4.2) multiplied by the Aggregate Revolving Commitments (regardless of usage), subject to Section 5.10. Accrued facility fees under this Section shall be payable in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.
Section 4.7Administrative Fee. The Borrower agrees to pay to the Agent on the Closing Date and on each anniversary thereof the administrative fee described in the Fee Letter.
Section 4.8[Reserved].
Section 4.9Computations; Retroactive Adjustment of Applicable Rate.
(a)Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable unless such calculation would result in a rate that exceeds the Maximum Rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding anything to the contrary contained in this Section, interest payable by the Borrower hereunder and under the other Loan Documents with respect to Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable or, in the case of interest in respect of Alternative Currency Loans as to which market practices differ from the foregoing, in accordance with such market practice. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Required Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 3.3(c), 3.9 or 4.4 or under Article 13.
ARTICLE 5

ADMINISTRATIVE MATTERS
Section 5.1Borrowing Procedure.
(a)Revolving Loans. The Borrower shall give the Agent, and the Agent will give the Lenders, notice of each borrowing (and the currency thereof) of Revolving Loans in accordance with Section 5.3. Not later than 10:00 a.m. on the date specified for each such borrowing, each Lender will make available its Loan to be advanced by it on such date to the Agent, at the Principal Office, in immediately available funds, for the account of the Borrower. The amounts received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by 1:00 p.m. at the Borrower’s direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse transfer or interbank transfer to (i) a bank account of the Borrower designated by the Borrower in writing or (ii) a Person or Persons designated by the Borrower in writing; provided that if, on the date the notice of borrowing with respect to any borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.
(b)Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice of each borrowing of Swingline Loans in accordance with Section 5.3. Not later than 1:00 p.m. on the date specified for each borrowing of Swingline Loans, if the Swingline Lender in its discretion has agreed to make such Swingline Loan, the Swingline Lender will make available the requested Swingline Loan to the Borrower at the Borrower’s direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse transfer or interbank transfer to (i) a bank account of the Borrower designated by the Borrower in writing or (ii) a Person or Persons designated by the Borrower in writing.
Section 5.2Minimum Amounts. Each borrowing of Loans (other than Swingline Loans) shall be in an amount equal to the US Dollar Equivalent of $5,000,000 or an integral multiple of the US Dollar Equivalent of $1,000,000 in excess thereof, and each borrowing of Swingline Loans shall be in an amount equal to $250,000 or an integral multiple of $100,000 in excess thereof. Except for Conversions and prepayments pursuant to Section 5.4(a) and Article 6, each Conversion and prepayment of principal of Loans shall be in an amount equal to the minimum amounts set forth in the preceding sentence. Notwithstanding the foregoing, each borrowing or Continuation of Libor Loans and Alternative

Currency Term Rate Loans and each Conversion of amounts outstanding as Base Rate Loans to Libor Loans shall be in an amount equal to the minimum amounts set forth for borrowings in this Section.
Section 5.3Certain Notices.
(a)Notices by the Borrower to the Agent of terminations or reductions of Commitments, of borrowings, Conversions, Continuations and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent (and, if applicable, the Swingline Lender) not later than 10:00 a.m. on the Business Day prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment as specified below:

Notice	Number of Business Days Prior
Borrowing and prepayment of Swingline Loans	0
Borrowing of Revolving Loans as Base Rate Loans	1
Borrowing of Libor Loans	3
Conversions or Continuations of Libor Loans	3
Borrowing, Conversions or Continuations of Alternative Currency Loans (other than those denominated in a Special Notice Currency)	4
Borrowing, Conversions or Continuations of Alternative Currency Loans denominated in a Special Notice Currency	5
Prepayment of Revolving Loans which are Base Rate Loans	1
Prepayment of Libor Loans	3
Prepayment of Alternative Currency Loans (other than those denominated in a Special Notice Currency)	4
Prepayment of Alternative Currency Loans which are denominated in a Special Notice Currency	5
Terminations or reductions of Commitments	3
Any notices of the type described in this Section which are received by the Agent (and, if applicable, the Swingline Lender) after the applicable time set forth above on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice of termination or reduction shall be in writing and shall specify the amount of the Aggregate Revolving Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall be in the form of Exhibit F or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission systems as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower, and shall specify: (i) the amount of the Loans to be borrowed or prepaid or the Loans to be Converted or Continued; (ii) the amount (subject to Section 5.2) to be borrowed (and whether any of such borrowing will be a Swingline Loan), Converted, Continued or prepaid; (iii) in the case of a Conversion, the Type of Loan to result from such Conversion; (iv) in the case of a borrowing, the Type of Loan requested and the amount thereof; (v) the currency of the Loan to be borrowed (if the Borrower fails to specify a currency in a loan notice, then the Loan requested shall be made in US Dollars); (vi) in the event a Libor Loan or Alternative Currency Term Rate Loan is selected, the duration of the Interest Period therefor; and (vii) the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day).
(b)The Agent shall notify the affected Lenders of the contents of each such notice on the date of its receipt of the same or, if received after the applicable time set forth above on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of

Loan applicable to a borrowing of a Loan, or the duration of any Interest Period for any Libor Loan or Alternative Currency Term Rate Loan, within the time period and otherwise as provided in this Section, such Loan (if outstanding as a Libor Loan) will be automatically Converted into a Base Rate Loan on the last day of the Interest Period for such Libor Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan; provided, however, that in the case of a failure to timely request a continuation of any Alternative Currency Term Rate Loan, such Alternative Currency Term Rate Loan shall be continued as an Alternative Currency Term Rate Loan in its original currency with an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(c)Except as otherwise provided herein, a Libor Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of a Default, no Libor Loans may be requested as, converted to or continued as Libor Loans without the consent of the Required Lenders, no Alternative Currency Loans may be requested as or continued as Alternative Currency Loans, and the Required Lenders may demand that any or all of the then outstanding Alternative Currency Loans be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
Section 5.4Prepayments.
(a)Mandatory.
(i)Overadvance. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall, within one Business Day after the occurrence thereof, prepay Revolving Loans, prepay Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 5.4(a) unless, after the prepayment in full of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.
(ii)Swingline Loans. Within one (1) Business Day after any demand therefor by the Agent or the Swingline Lender, the Borrower shall prepay in full the outstanding principal amount of the Swingline Loans.
(iii)Alternative Currency Overadvance. If the Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans or Cash Collateralize the L/C Obligations denominated in Alternative Currencies or do a combination of the foregoing in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
(b)Optional. Subject to Section 5.2 and the provisions of this clause (b), the Borrower may, at any time and from time to time without premium or penalty upon prior notice to the Agent as specified in Section 5.3, prepay or repay Loans in full or in part. Libor Loans and Alternative Currency Term Rate Loans may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless the Borrower pays to the Agent, for the account of the applicable Lenders or Lender, or, if applicable, to the Swingline Lender, any amounts due under Section 6.5 as a result of such prepayment or repayment.

Section 5.5Method of Payment.
(a)General. Except as otherwise expressly provided herein (and except with respect to principal and interest on Alternative Currency Loans), all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent at the Principal Office for the account of each Lender’s Applicable Lending Office in US Dollars and in immediately available funds by 11:00 a.m. on the date when due. All payments made by the Borrower hereunder with respect to principal and interest on Alternative Currency Loans shall be made to the Agent, at the Applicable Lending Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Agent. All payments of principal in respect of Swingline Loans shall be made directly to the Swingline Lender in US Dollars and in immediately available funds by 11:00 a.m. on the date when due. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount. The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Agent (i) after 11:00 a.m., in the case of payments in US Dollars, or (ii) after the Applicable Time specified by the Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower under this Section shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Application of Payments. Unless the Agent expressly agrees otherwise and subject to the prepayment of any Swingline Loans pursuant to Section 5.4(a)(ii), the Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default is in existence, the Agent shall apply such payment to outstanding Base Rate Loans prior to any application to any Libor Loans or Alternative Currency Loans). Each payment received by the Agent under any Loan Document for the account of a Lender shall be paid to such Lender by 1:00 p.m. on the date the payment is deemed made to the Agent in immediately available funds, for the account of such Lender’s Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest or fees, as the case may be.
Section 5.6Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each advance of Loans shall be made by the Lenders, each payment of facility fees under Section 4.6, each payment of commitment fees under Section 4.8, and each termination or reduction of the Aggregate Revolving Commitments shall be made, paid or applied (as applicable) pro rata according to the Lenders’ respective Commitment Percentages; (b) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 6.4) shall be made pro rata among the Lenders holding Loans of such Type according to their respective Commitment Percentages; and (c) each payment and prepayment of principal of or interest on Loans by the Borrower shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of its Loans; provided that as long as no default in the payment of interest exists, payments of interest made when Lenders are holding different Types of Loans as a result of the application of Section 6.4 shall be made to the Lenders in accordance with the amount of interest owed to each. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.
Section 5.7Sharing of Payments. If a Lender shall obtain, on account of the Loans made by such Lender or the participations by such Lender in L/C Obligations and Swingline Loans held by it, any payment (whether voluntary, involuntary, by right of set-off or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, it shall promptly purchase from the other Lenders participations in the portions of the Loans made by them and/or subparticipations in the participations in L/C Obligations and Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share such excess payment pro rata with each of them. To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in accordance with this Section may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness, liability or obligation of the Borrower. The provisions of this Section 5.7 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.9, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Section 5.8Non-Receipt of Funds by the Agent.
(a)Funding by Lenders; Presumption by Agent. In the case of any borrowing of Loans, each Lender shall make its share of such borrowing available to the Agent in Same Day Funds at the Agent’s Applicable Lending Office for the applicable currency not later than 1:00 p.m., in the case of a borrowing denominated in US Dollars, and not later than the Applicable Time specified by the Agent in the case of a borrowing in an Alternative Currency, in each case, on the Business Day specified in the notice of borrowing. Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Libor Loans or Alternative Currency Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 5.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error.
(b)Payments by Borrower; Presumption by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 15.2(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 15.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 15.2(b).
Section 5.9Cash Collateral.
(a)Certain Credit Support Events. Upon the request of the Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all such L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent or the L/C Issuer, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 5.10(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds

105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 5.9(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 5.9 or Section 5.4, 5.10 or 13.2 or Article 2 or 3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.7(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 5.9 may be otherwise applied in accordance with Section 13.2), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 5.10Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 15.10.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 13 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 13.4), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 5.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.10(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 4.8 for any period during which that Lender is a Defaulting Lender, (y) shall be entitled to receive any facility fee pursuant to Section 4.6 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the Outstanding Amount of the Revolving Loans funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Article 2, Article 3, Section 5.4, Section 5.9, or Section 5.10(a)(ii), as applicable and (z) shall be entitled to receive letter of credit fees pursuant to Section 3.9 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Article 2, Article 3, Section 5.4, Section 5.9, or Section 5.10(a)(ii). With respect to any facility fee payment pursuant to Section 4.6 and any letter of credit fee under Section 3.9 not required to be paid to any Defaulting Lender pursuant to clause (y) or (z) of the preceding sentence, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Articles 2 and 3, the “Commitment Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.
(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 5.9.
(b)Defaulting Lender Cure. If the Borrower, the Agent, the Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 5.10(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that subject to Section 15.31 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE 6

CHANGE IN CIRCUMSTANCES
Section 6.1Increased Cost and Reduced Return.
(a)Increased Cost. If any Regulatory Change:

(i)shall subject any Lender or the L/C Issuer (or its Applicable Lending Office) to any tax, duty or other charge with respect to any Loan, its Note or its obligation to make any Loan whose interest is determined by reference to a Relevant Rate available to the Borrower or (as the case may be) issuing or participating in Letters of Credit, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Loan whose interest is determined by reference to a Relevant Rate (other than franchise taxes or taxes imposed on or measured by the net income of such Lender by the jurisdiction in which such Lender is organized, has its principal office or such Applicable Lending Office or is doing business);
(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (other than as set forth in Section 6.1(d)) utilized in the determination of a Relevant Rate relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender or L/C Issuer (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or
(iii)shall impose on such Lender or L/C Issuer (or its Applicable Lending Office), the applicable interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing or maintaining any Loan whose interest is determined by reference to a Relevant Rate or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Loan whose interest is determined by reference to a Relevant Rate, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 6.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or maintain any Loan whose interest is determined by reference to the applicable Relevant Rate, or to Convert Base Rate Loans into Libor Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(b)Capital Adequacy. If, after the date hereof, any Lender shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such company could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time upon demand, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
(c)Claims Under this Section 6.1. Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 6.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
(d)Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Libor Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any other reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Libor Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional costs shall be due and payable 10 days from receipt of such notice.
Section 6.2Inability to Determine Rates.
(a)If in connection with any request for a Libor Loan or an Alternative Currency Loan or a Conversion of Base Rate Loans to Libor Loans or a Continuation of any of such Loans, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Benchmark Replacement or Successor Rate, as applicable, for the Relevant Rate for the applicable currency has been determined in accordance with Section 6.2(b) or Section 6.2(c), as applicable, and the circumstances under clause (i) of Section 6.2(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Libor Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly notify the Borrower and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currency or currencies, as applicable, or to Convert Base Rate Loans to Libor Loans, shall be suspended in each case to the extent of the affected Loans or Interest Periods or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Libor component of the Base Rate, the utilization of the Libor component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 6.2(a), until the Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a borrowing of, or Conversion to Libor Loans, or borrowing of, or a Continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the US Dollar Equivalent of the amount specified therein and (2) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a borrowing of Base Rate

Loans in the US Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan, or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.
(b)Alternative Currencies. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;
or if the events or circumstances of the type described in Section 6.2(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 6.2 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a

“Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment. The Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0%), the Successor Rate will be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(c)Dollars. Notwithstanding anything to the contrary in this Agreement or any other Loan Document:
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of Libor’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month US Dollar Libor tenor settings. On the earliest of (A) the date that all Available Tenors of US Dollar Libor have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is Libor, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)(x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause

(1) of the definition of Benchmark Replacement unless the Agent determines that neither of such alternative rates is available.
(y)    On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace Libor for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.
(iii)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, Conversion to or Continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)The Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 6.2(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 6.2(c).
(vi)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or Libor), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
Section 6.3Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any Alternative Currency in the applicable interbank market, then such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make or Continue Loans in the affected currency or currencies or to Convert Base Rate Loans into Libor Loans shall be suspended until such time as such Lender may again make, maintain and fund such Loans in the affected currency (in which case the provisions of Section 6.4 shall be applicable). If such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate of which is determined by reference to the Libor Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Libor Rate component of the Base Rate until such time as such Lender may again make and maintain Base Rate Loans the interest rate of which is determined by reference to the Libor Rate.
Section 6.4Treatment of Affected Loans. If the obligation of any Lender to make a particular Loan available to, or to Continue a Loan of, the Borrower or to Convert Base Rate Loans into Libor Loans shall be suspended pursuant to Section 6.1 or Section 6.3 (Loans of such Type being herein called “Affected Loans”), such Lender’s Affected Loans shall (i) in the case of Libor Loans, be automatically Converted into Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary, be determined by the Agent without reference to the Libor Rate component of the Base Rate) on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a Conversion required by Section 6.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and (ii) in the case of Alternative Currency Loans in the affected currency or currencies, be prepaid by the Borrower, unless and until, in either case, such Lender gives notice as provided below that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to such requirements no longer exist, and:
(a)to the extent that such Lender’s Affected Loans that are Libor Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and
(b)all Loans that would otherwise be made or Continued by such Lender as Libor Loans or Alternative Currency Loans, as applicable, shall be made or, in the case of Libor Loans, Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Libor Loans shall remain as Base Rate Loans.
With respect to outstanding Loans, if such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to the Conversion or prepayment of such Lender’s Affected Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Libor Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Libor Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.
Section 6.5Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract, any customary administrative fees charged by the Lender in connection with the foregoing and any such amounts incurred in connection with syndication of this Agreement) incurred by it as a result of:
(a)any payment, prepayment or Conversion by the Borrower of a Loan (other than a Base Rate Loan) for any reason (including the acceleration of the Loans pursuant to Section 13.2) on a date other than the last day of the Interest Period for such Loan;
(b)any failure by the Borrower for any reason (including the failure of any condition precedent specified in Article 8 to be satisfied) to borrow, Convert, Continue or prepay a Loan on the date for such borrowing, Conversion, Continuation or prepayment specified in the relevant notice of borrowing, prepayment, Continuation or Conversion under this Agreement; or
(c)any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 6.5, (i) each Lender shall be deemed to have funded each Libor Loan made by it at the Libor Rate by a matching deposit or other borrowing in the offshore interbank market for US Dollars for a comparable amount and for a comparable period, whether or not such Libor Loan was in fact so funded and (ii) each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.
Notwithstanding the foregoing provisions of this Section 6.5, if at any time the mandatory prepayment of the Loans pursuant to Section 5.4(a) would result in the Borrower incurring breakage costs under this Section 6.5 as a result of Libor Loans or Alternative Currency Term Rate Loans being prepaid other than on the last day of an Interest Period applicable thereto (collectively, the “Affected Term Rate Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Term Rate Loans with the Agent (which deposit, after giving effect to interest to be earned on such deposit prior to the last day of the relevant Interest Periods, must be equal in amount to the amount of Affected Term Rate Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the Affected Term Rate Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of the Loans equal to the Affected Term Rate Loans not initially repaid pursuant to this sentence.
Section 6.6Taxes.
(a)Withholding Taxes. (i) Except as otherwise provided in this Agreement, any and all payments by the Borrower or any Guarantor to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each Lender or the Agent (as applicable), taxes imposed on or measured by its income and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized, located or doing business or any political subdivision thereof, and excluding in the case of any Foreign Lender taxes arising as a result of such Lender’s failure to comply with Section 15.21 (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any applicable laws (as determined in the good faith discretion of the Agent , the Borrower or any Guarantor, as applicable) require the deduction of withholding of any taxes from any payment made under any Loan Document, then the Agent, the Borrower or such Guarantor shall be entitled to make such deduction or withholding.
(ii)    If the Agent, the Borrower or any Guarantor shall be required by the Code to withhold or deduct any taxes from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Taxes, the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 6.6) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If the Agent, the Borrower or any Guarantor shall be required by laws other than the Code to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Agent (as applicable), (A) the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.6) such Lender or the Agent (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Agent, the Borrower or such Guarantor, as applicable, shall make such deductions, (C) the Agent, the Borrower or such Guarantor, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (D) the Borrower or such Guarantor, as applicable, shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(b)Stamp Taxes, Etc. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).
(c)Tax Indemnification. THE BORROWER AGREES TO INDEMNIFY EACH LENDER AND THE AGENT-RELATED PERSONS FOR THE FULL AMOUNT OF “TAXES” AND “OTHER TAXES” (INCLUDING ANY “TAXES” OR “OTHER TAXES” IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 6.6) PAID BY SUCH LENDER OR ANY AGENT-RELATED PERSON (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, OTHER THAN PENALTIES, ADDITIONS TO TAX, INTEREST AND EXPENSES ARISING AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH LENDER OR AGENT-RELATED PERSON. THE BORROWER AGREES TO INDEMNIFY THE AGENT FOR ANY AMOUNT WHICH A LENDER FOR ANY REASON FAILS TO

PAY INDEFEASIBLY TO THE AGENT AS REQUIRED PURSUANT TO SECTION 15.21 BELOW.
(d)    For purposes of determining withholding taxes imposed under FATCA from and after the Closing Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
ARTICLE 7

GUARANTIES
Section 7.1Guaranties. Each Domestic Subsidiary of the Borrower party to the Subsidiary Guaranty as of the Closing Date (which Domestic Subsidiaries are the following: Williams-Sonoma Stores, Inc., Williams-Sonoma DTC, Inc., Williams-Sonoma Direct, Inc., Williams-Sonoma Gift Management, Inc., Rejuvenation Inc. and Sutter Street Manufacturing, Inc.) and any other Subsidiary of the Borrower which at any time Guarantees the indebtedness, liabilities and obligations of the Borrower under any Debt of the Borrower or any Domestic Subsidiary permitted under Section 11.1(m) or 11.1(n) shall guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty. Additionally, the Borrower shall cause one or more of its other Domestic Subsidiaries (if any) to Guarantee (by means of the execution and delivery of a Joinder Agreement) payment and performance of the Obligations pursuant to the Subsidiary Guaranty as follows: (a) in the event that any Domestic Subsidiary of the Borrower which is not a Guarantor owns cash, cash equivalents, intellectual property and tangible assets of an aggregate net book value in excess of $25,000,000, the Borrower shall cause such Domestic Subsidiary to become a Guarantor as provided by Section 7.2 and (b) in the event that the Borrower’s Domestic Subsidiaries which are not previously Guarantors hereunder own cash, cash equivalents, intellectual property and tangible assets, in the aggregate for all such Domestic Subsidiaries, of an aggregate net book value in excess of $100,000,000, the Borrower shall cause one or more of such Subsidiaries to become Guarantors as provided by Section 7.2 with the effect that the owned cash, cash equivalents, intellectual property and tangible assets of the remaining Domestic Subsidiaries of the Borrower which are not Guarantors hereunder do not exceed $100,000,000 as of such date.
Section 7.2New Guarantors. In the event that the Borrower is required to cause one or more of its Subsidiaries to become Guarantors as set forth in Section 7.1, such new Guarantor or Guarantors (as the case may be) shall, contemporaneously with the delivery of the financial statements required by Section 10.1(a) and Section 10.1(b), execute and deliver to the Agent a Joinder Agreement pursuant to which each such Subsidiary of the Borrower becomes a Guarantor under this Agreement and such other certificates and documentation, including the items otherwise required pursuant to Section 8.1, as the Agent may reasonably request.
ARTICLE 8

CONDITIONS PRECEDENT
Section 8.1Conditions to Effectiveness. This Agreement shall become effective when each of the conditions precedent set forth in this Section 8.1 has been satisfied or waived with the consent of the Lenders (or, with respect to Sections 8.1(a)(xiii) and 8.1(b), with the consent of the Persons entitled to receive payment). The effectiveness of this Agreement is subject to the conditions that the Agent shall have received all of the following in form and substance satisfactory to the Agent and each Lender:

(a)Deliveries. The Agent shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to the Agent and each of the Lenders:
(i)Resolutions; Authority. For each of the Borrower and the Guarantors, resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery and performance of the Loan Documents to which it is or is to be a party;
(ii)Incumbency Certificate. For each of the Borrower and the Guarantors, a certificate of incumbency certified by the Secretary or an Assistant Secretary certifying the names of its officers (A) who are authorized to sign the Loan Documents to which it is or is to be a party (including the certificates contemplated herein) together with specimen signatures of each such officer and (B) who will, until replaced by other officers duly authorized for that purpose, act as its representatives for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby;
(iii)Organizational Documents. For each of the Borrower and the Guarantors, the certificate of incorporation, certificate of formation, certificate of limited partnership or other similar document certified by the Secretary of State of the state of its incorporation, formation or organization and dated a current date (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);
(iv)Bylaws. For each of the Borrower and the Guarantors, the bylaws, operating agreement; partnership agreement or similar agreement certified by its Secretary or an Assistant Secretary (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);
(v)Governmental Certificates. For each of the Borrower and the Guarantors, certificates (dated within thirty (30) days of the Closing Date) of the appropriate Governmental Authorities of the state of incorporation, formation or organization as to its existence and, to the extent applicable, good standing;
(vi)Credit Agreement. This Agreement, together with all Exhibits and other attachments (if any), duly executed by the Borrower, the Agent, the L/C Issuer and the Lenders;
(vii)Notes. The Committed Notes and the Swingline Note executed by the Borrower, to the extent requested by a Lender or the Swingline Lender, as applicable;
(viii)Subsidiary Guaranty. The Subsidiary Guaranty, duly executed by each of the Guarantors;
(ix)Disclosure Letter. The Disclosure Letter, together with all Schedules and any other attachments (if any), duly executed by the Borrower in form and substance acceptable to the Agent;

(x)Opinions of Counsel. Satisfactory opinions of legal counsel to the Borrower and the Guarantors as to such matters as the Agent may request; and
(xi)Fees. Payment of all fees payable to the Lenders including those fees set forth in the Fee Letter;
(b)Attorney Costs. The Attorney Costs referred to in Section 15.1 for which statements have been presented shall have been paid in full (or shall be paid with the proceeds of the initial Loans made on the Closing Date);
(c)No Material Adverse Change. As of the Closing Date, no material adverse change shall have occurred with respect to (i) the business or financial condition, prospects, performance or operations of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since January 31, 2021 or (ii) the facts and information regarding such Persons disclosed to the Agent and the Lenders prior to the Closing Date; and
(d)Additional Documentation. The Agent and the Lenders shall have received such additional approvals, opinions or other documentation as the Agent, the L/C Issuer or any Lender may reasonably request.
Without limiting the generality of the provisions of the last paragraph of Section 14.3, for purposes of determining compliance with the conditions specified in this Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 8.2All Advances. The obligation of each Lender to make any Loan (including the initial Loans) and the obligation of the L/C Issuer to make any L/C Credit Extension (including the initial L/C Credit Extension) is subject to the following additional conditions precedent:
(a)No Default. No Default shall have occurred and be continuing, or would result from such Loan or L/C Credit Extension;
(b)Representations and Warranties. All of the representations and warranties contained in Article 9 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or L/C Credit Extension with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date;
(c)No Material Adverse Change. No material adverse change shall have occurred with respect to the business or financial condition, prospects, performance or operations of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since January 31, 2021; and
(d)No Material Adverse Change With Respect to Alternative Currency. In the case of a Loan or an L/C Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.
Each notice of borrowing and request for an L/C Credit Extension by the Borrower hereunder shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in this Section 8.2 have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing or L/C Credit Extension, as applicable, as of the date of such borrowing or L/C Credit Extension).
ARTICLE 9

REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants that the following statements are, and after giving effect to the transactions contemplated hereby will be, true, correct and complete:
Section 9.1Existence, Power and Authority.
(a)The Borrower and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.
(b)The Borrower and each of its Subsidiaries has the power and authority to execute, deliver and perform its respective obligations under the Loan Documents to which it is or may become a party.
Section 9.2Financial Condition.
(a)Financial Statements. The Borrower has delivered to the Agent and each Lender (i) audited financial statements of the Borrower and its Subsidiaries as of and for the Fiscal Year ended January 31, 2021 and (ii) unaudited financial statements of the Borrower and its Subsidiaries as of and for the portion of the current (as of the date hereof) Fiscal Year through the period ended August 1, 2021. Except as set forth on Schedule 9.2 to the Disclosure Letter, such financial statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements described in clause (ii) preceding), and present fairly the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the financial statements referred to in clause (ii) preceding. Since the date of the latest audited financial statements referred to in clause (i) preceding, no material adverse change has occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (individually) or of the Borrower and its Subsidiaries (taken as a whole).
(b)Projections. The projections delivered by the Borrower to the Agent and included in the Offering Memorandum have been prepared by the Borrower in light of the past operation of the business of the Borrower and its Subsidiaries. All such projections represent, as of the date thereof, a good faith estimate by the Borrower and its senior management of the financial conditions and performance of the Borrower and its Subsidiaries based on assumptions believed to be reasonable at the time made (provided that the performance of the Borrower and its Subsidiaries may vary from such projections).

Section 9.3Corporate and Similar Action; No Breach. The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is or may become a party, compliance with the terms and provisions thereof, the issuance of Letters of Credit, the borrowings hereunder and the use of proceeds thereof have been duly authorized by all requisite action on the part of the Borrower and each of its Subsidiaries, respectively, and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent (other than any consent that has been obtained and remains in full force and effect) under (i) the articles of incorporation, bylaws or other organizational documents (as applicable) of such Person, (ii) any applicable law, rule or regulation or any order, writ, injunction or decree of any Governmental Authority or arbitrator or (iii) any material agreement or instrument to which such Person is a party or by which any of them or any of their property is bound or subject or (b) constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.
Section 9.4Operation of Business. Each of the Borrower and its Subsidiaries possesses all material licenses, Permits, franchises, patents, copyrights, trademarks and tradenames or rights thereto necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where such violation could be expected to have a Material Adverse Effect.
Section 9.5Litigation and Judgments. Except as set forth in Schedule 9.5 to the Disclosure Letter, there is no action, suit, investigation or proceeding before or by any Governmental Authority or arbitrator pending or threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in Schedule 9.5 to the Disclosure Letter, there are no outstanding judgments against the Borrower or any of its Subsidiaries in excess of $1,000,000.
Section 9.6Rights in Properties; Liens. The Borrower and each of its Subsidiaries has good title to or valid leasehold interests in its respective Properties, real and personal, and none of such Properties or leasehold interests of the Borrower or any of its Subsidiaries is subject to any Lien, except as permitted by Section 11.2.
Section 9.7Enforceability. The Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party, when executed and delivered, shall constitute the legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.
Section 9.8Approvals. No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or other third-party is or will be necessary for (a) the execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of the Loan Documents to which it is or may become a party, except for any such authorization, approval or consent that has been obtained and remains in full force and effect or where the failure to obtain any such authorization, approval or consent could not reasonably be expected to have a Material Adverse Effect, or (b) the validity or enforceability of the Loan Documents to which the Borrower or any Subsidiary of the Borrower is or may become a party, except for any such authorization, approval or consent that has been obtained and remains in full force and effect.

Section 9.9Debt. Neither the Borrower nor any of its Subsidiaries has any Debt, except as set forth in Schedule 9.9 to the Disclosure Letter or as otherwise permitted by Section 11.1.
Section 9.10Taxes. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, the Borrower and each Subsidiary of the Borrower have filed all federal and other material tax returns required to be filed, including all income, franchise and employment tax returns, and all material property and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges and other levies shown as due and payable on such returns and all other material liabilities for taxes, assessments, governmental charges and other levies that are due and payable other than, in each case, those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, there is no pending investigation of the Borrower or any Subsidiary of the Borrower by any taxing authority with respect to any liability for tax or of any pending but unassessed tax liability of the Borrower or any Subsidiary of the Borrower.
Section 9.11Margin Securities. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or Section 11.8 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 13.1(i) will be margin stock.
Section 9.12ERISA. With respect to each Plan, the Borrower and each Subsidiary of the Borrower is substantially in compliance with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred that is uncorrected or is continuing with respect to any Plan.  No notice of intent to terminate any active Plan has been filed, nor has any active Plan been terminated.  As of the Closing Date, no circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings.  Neither the Borrower, nor any of its Subsidiaries, nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan creating undisclosed withdrawal liability.  The Borrower, each Subsidiary of the Borrower, and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan.  Except as set forth in Schedule 9.12 to the Disclosure Letter, each Plan that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code has been funded at a sufficient level to satisfy the minimum funding standards under ERISA and the Code.  Neither the Borrower, nor any of its Subsidiaries, nor any ERISA Affiliate has any outstanding liability to the PBGC under ERISA (other than liability for the payment of PBGC premiums in the ordinary course of business).  The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
Section 9.13Disclosure. All factual information furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender in writing for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender in writing, taken as a whole and taken together with the

Borrower’s filings with the SEC, will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided (it being recognized by the Lenders that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).
Section 9.14Subsidiaries; Capitalization. As of the Closing Date, the Borrower has no other Subsidiaries other than those listed in Schedule 9.14 to the Disclosure Letter. As of the Closing Date, Schedule 9.14 to the Disclosure Letter sets forth the jurisdiction of incorporation or organization of the Borrower and its Subsidiaries and the percentage of the Borrower’s ownership of the outstanding Voting Stock of each Subsidiary of the Borrower. All of the outstanding Capital Stock of the Borrower and its Subsidiaries has been validly issued, is fully paid, is nonassessable and has not been issued in violation of any preemptive or similar rights. As of the Closing Date, except as disclosed in Schedule 9.14 to the Disclosure Letter, there are (a) no outstanding subscriptions, options, warrants, calls or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Capital Stock of any of the Borrower’s Subsidiaries and (b) no shareholder agreements, voting trusts or similar agreements in effect and binding on any shareholder of (i) to the Borrower’s knowledge, the Borrower or any of its Capital Stock or (ii) any Subsidiary of the Borrower or any of their respective Capital Stock. All shares of Capital Stock of the Borrower and its Subsidiaries were issued in compliance with all applicable state and federal securities laws.
Section 9.15Material Agreements. Neither the Borrower nor any of its Subsidiaries is in default, or has knowledge of facts or circumstances that with the giving of notice or passage of time or both could be expected to result in a default, in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including any indenture, loan or credit agreement, or any lease or other similar agreement or instrument) to which it is a party where such default could reasonably be expected to cause a Material Adverse Effect.
Section 9.16Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order or decree of any Governmental Authority or arbitrator except for violations which could not reasonably be expected to have a Material Adverse Effect.
Section 9.17Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.
Section 9.18OFAC/Anti-Corruption Laws.
    Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.
    The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 9.19Environmental Matters.
Except as disclosed on Schedule 9.19 to the Disclosure Letter:

(a)to the Borrower’s knowledge, the Borrower, each Subsidiary of the Borrower, and all of their respective properties, assets and operations are in material compliance with all Environmental Laws; neither the Borrower nor any of its Subsidiaries has knowledge of, nor has the Borrower or any Subsidiary of the Borrower received notice of, any past, present or future condition, event, activity, practice or incident which interferes with or prevents the material compliance or continued material compliance of the Borrower or its Subsidiaries with all Environmental Laws;
(b)the Borrower and its Subsidiaries have obtained and maintained, and are in material compliance with, all material Permits, licenses and authorizations that are required under applicable Environmental Laws;
(c)except in compliance in all material respects with applicable Environmental Laws, during the course of the Borrower’s or any of its Subsidiaries’ ownership of or operations on any real Property, there has been no generation, treatment, recycling, storage or disposal of hazardous waste, as that term is defined in 40 CFR Part 261 or any state equivalent, use of underground storage tanks or surface impoundments, use of asbestos-containing materials or use of polychlorinated biphenyls (PCB) in hydraulic oils, electrical transformers or other equipment that could reasonably be expected to have a Material Adverse Effect, and the use which the Borrower and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or Release of any Hazardous Material on, in or from any of their properties or assets that could reasonably be expected to have a Material Adverse Effect;
(d)neither the Borrower, any of its Subsidiaries, nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or, to their knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities arising from a Release or threatened Release, in each case that could reasonably be expected to have a Material Adverse Effect;
(e)there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in any Environmental Liabilities or to have a Material Adverse Effect;
(f)neither the Borrower nor any of its Subsidiaries is or operates a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any comparable provision of state law, and except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Subsidiary of the Borrower is in compliance with all applicable financial responsibility requirements of all applicable Environmental Laws;
(g)neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting an unauthorized Release; and
(h)no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any Subsidiary of the Borrower.
Section 9.20[Reserved].

Section 9.21Employee Matters. Except as set forth on Schedule 9.21 to the Disclosure Letter, as of the Closing Date (a) neither the Borrower nor any of its Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or any Subsidiary of the Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any Subsidiary of the Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower and the Subsidiaries of the Borrower after due inquiry, threatened between the Borrower or any Subsidiary of the Borrower and its respective employees.
Section 9.22Solvency. The Borrower, individually, and the Borrower and the Subsidiary Guarantors, on a consolidated basis, are Solvent.
Section 9.23Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE 10

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), it will perform and observe the following covenants:
Section 10.1Reporting Requirements. The Borrower will furnish to the Agent and each Lender:
(a)Annual Financial Statements. As soon as available, and in any event within seventy-five (75) days (or not later than two (2) Business Days after the date which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws) after the end of each Fiscal Year of the Borrower: a copy of the annual audit report of the Borrower for such Fiscal Year containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and audited and certified on an unqualified basis by Deloitte & Touche LLP or by other independent registered public accounting firm of recognized standing selected by the Borrower and reasonably acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;
(b)Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days (or not later than two (2) Business Days after the date which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws) for each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, beginning with the Fiscal Quarter ending November 1, 2021, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal

Year then ended containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief financial officer or Treasurer of the Borrower to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis, at the date and for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes;
(c)Compliance Certificate. As soon as available, and in any event accompanying the financial statements delivered in accordance with Section 10.1(a) and Section 10.1(b), a Compliance Certificate, together with schedules setting forth the calculations supporting the computations therein;
(d)Notice of Litigation, Etc. Promptly after receipt by the Borrower or any Subsidiary of the Borrower of notice of the commencement thereof, notice of all actions, suits and proceedings by or before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower which could reasonably be expected to have a Material Adverse Effect;
(e)Notice of Default. As soon as possible and in any event within two (2) Business Days after the chief executive officer, president, chief financial officer, any vice president, secretary, assistant secretary, treasurer or any assistant treasurer of the Borrower has knowledge of the occurrence of a Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(f)ERISA. As soon as possible and in any event within thirty (30) days after the Borrower or any Subsidiary of the Borrower knows, or has reason to know, that
(i)any Termination Event with respect to a Plan has occurred or will occur,
(ii)the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans is equal to an amount in excess of $0 or
(iii)the Borrower or any Subsidiary of the Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of the Borrower’s or any of its Subsidiaries’ complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, the Borrower will provide the Agent and the Lenders with a certificate of its chief financial officer or Treasurer setting forth the details of such event and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required by the PBGC or any other Governmental Authority with respect to such event;
(g)Notice of Material Adverse Effect. As soon as possible and in any event within four (4) Business Days of the discovery of any event or condition that could reasonably be expected to have a Material Adverse Effect, notice of the same;
(h)Proxy Statements, Periodic Reporting, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary of the Borrower to its stockholders generally and one copy of each regular, periodic or special report, registration statement or prospectus filed by the Borrower or any Subsidiary of the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency; and
(i)General Information; Beneficial Ownership. Promptly, (i) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements, the Beneficial Ownership Regulation or other applicable anti-money laundering laws and (ii) such other information concerning the Borrower or any Subsidiary of the Borrower as the Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 10.1(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 15.12 or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that in the case of documents that are not available on http://www.sec.gov, (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent (and the Agent shall thereafter notify the Lenders) of the posting of any such documents. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 15.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
Section 10.2Maintenance of Existence; Conduct of Business. Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, preserve and maintain (a) its corporate existence and (b) all of its leases, privileges, Permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business.
Section 10.3Maintenance of Properties. Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, maintain, keep and preserve all of its material Properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
Section 10.4Taxes and Claims. The Borrower will, and will cause each Subsidiary of the Borrower to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or discharge any tax, levy, assessment or governmental charge or charge for labor, material and supplies (i)(A) which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established or (B) could not reasonably be expected to result in a Material Adverse Effect and (ii) if the failure to pay the same would not result in a Lien on the Property of the Borrower or a Subsidiary of the Borrower other than a Permitted Lien.
Section 10.5Insurance. To the extent reasonably available at commercially reasonable expense, the Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers that are not Affiliates of the Borrower all Property of a character usually insured by responsible businesses engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations or entities and carry such other insurance as is usually carried by such businesses.
Section 10.6Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and agents of the Agent and each Lender, during normal business hours and upon reasonable notice to the Borrower no more than once per year (unless an Event of Default has occurred and is continuing), to examine, copy and make extracts from the Borrower’s or any of such Subsidiaries’ books and records, to visit and inspect the Borrower’s or any of such Subsidiaries’ Properties and to discuss the business, operations and financial condition of the Borrower or any of its Subsidiaries with the officers and independent certified public accountants of such Person. The Borrower will, and will cause each of its Subsidiaries to, authorize its accountants in writing (with a copy to the Agent) to comply with this Section.
Section 10.7Keeping Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
Section 10.8Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws (including all Environmental Laws, ERISA, the Code, Regulation U and Regulations T and X of the FRB), rules, regulations, orders and decrees of a material nature of any Governmental Authority or arbitrator other than any such laws, rules, regulations, orders and decrees contested by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP and satisfactory to the Agent are established with respect thereto and except for violations which could not reasonably be expected to have a Material Adverse Effect.
Section 10.9Compliance with Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all agreements, contracts and instruments binding on it or affecting its properties or business other than such noncompliance which could not reasonably be expected to have a Material Adverse Effect.
Section 10.10Further Assurances.
(a)Further Assurance. The Borrower will, and will cause each of its Subsidiaries to, execute and/or deliver pursuant to this clause (a) such further documentation and take such further action as may be reasonably requested by the Required Lenders to carry out the provisions and purposes of the Loan Documents.
(b)Subsidiary Joinder. The Borrower shall, and shall cause each Domestic Subsidiary of the Borrower to, execute and deliver to the Agent such documentation, including a Joinder Agreement, as the Agent may require to cause each such Domestic Subsidiary to become a party to the Subsidiary Guaranty as required by Article 7.
Section 10.11ERISA. With respect to each Plan, the Borrower will, and will cause each of its Subsidiaries to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any unfunded or unreserved liability in excess of $5,000,000.
Section 10.12Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.
ARTICLE 11

NEGATIVE COVENANTS
The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), the Borrower will perform and observe the following covenants:
Section 11.1Debt. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Debt, except:
(a)Debt to the Lenders pursuant to the Loan Documents;
(b)Debt described on Schedule 9.9 to the Disclosure Letter and any extensions, renewals or refinancings of such existing Debt so long as (i) the principal amount of such Debt after such renewal, extension or refinancing shall not exceed the principal amount of such Debt which was outstanding immediately prior to such renewal, extension or refinancing and (ii) such Debt shall not be secured by any assets other than assets securing such Debt, if any, prior to such renewal, extension or refinancing;
(c)Debt of a Subsidiary owed to the Borrower or another Subsidiary;

(d)Guarantees and other Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, banker’s acceptances and other similar obligations including those of the type described in Section 11.2(f);
(e)Debt secured by Liens permitted by Section 11.2(g);
(f)Debt of the type described in clause (j) of the definition of Debt;
(g)Debt constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on behalf of the Borrower or any Subsidiary of the Borrower in accordance with the policies issued to the Borrower or any such Subsidiary;
(h)Debt secured by the Liens permitted by Section 11.2(d) and Section 11.2(e);
(i)(A) unsecured Debt arising under, created by and consisting of Treasury Management Agreements or Hedge Agreements, provided, (i) such Hedge Agreements shall have been entered into for the purpose of hedging actual risk and not for speculative purposes and (ii) that each counterparty to such Hedge Agreement shall be a Lender (or an Affiliate thereof) or shall be rated at least AA- by Standard and Poor’s Rating Service or Aa3 by Moody’s Investors Service, Inc., and (B) unsecured Debt arising under Bond Hedge Transactions;
(j)Debt arising from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Borrower or a Subsidiary of the Borrower;
(k)Debt consisting of letters of credit and reimbursement obligations therefor (and Guarantees of such reimbursement obligations) incurred in the ordinary course of business;
(l)Guarantees of Debt to the extent such Debt is otherwise permitted by this Section 11.1;
(m)in addition to the Debt described in the foregoing clauses (a) through (l), other Debt of the Borrower and the Guarantors; provided that (i) at the time of incurrence of such Debt, the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such incurrence and (ii) to the extent such Debt is secured, such Liens are permitted by Section 11.2(n); and
(n)in addition to the Debt described in the foregoing clauses (a) through (l), other Debt of Subsidiaries of the Borrower that are not Guarantors which does not exceed 10 percent (10.0%) of the Borrower’s Tangible Net Worth in aggregate principal amount at any time outstanding; provided that to the extent such Debt is secured, such Liens are permitted by Section 11.2(n).
Section 11.2Limitation on Liens and Restrictions on Subsidiaries. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following:
(a)existing Liens described on Schedule 11.2 to the Disclosure Letter and the continuation or renewals of Liens in connection with any extensions, renewals or refinancings of the Debt secured by such Liens as permitted under Section 11.1(b), provided that (i) no such Lien is expanded to cover any additional Property (other than after acquired title in or on such Property and proceeds of the existing collateral) after the Closing Date and (ii) no such Lien is spread to secure any additional Debt after the Closing Date;
(b)Liens in favor of the Agent, for the benefit of the Agent and the holders of the Obligations;
(c)encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real Property that do not (individually or in the aggregate) materially detract from the value of the real Property encumbered thereby or materially impair the ability of the Borrower or such Subsidiary to use such real Property in its business;
(d)Liens for taxes, assessments or other governmental charges (but excluding environmental Liens or Liens under ERISA) that are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;
(e)contractual or statutory Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar Liens securing obligations that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP and are incurred in the ordinary course of business;
(f)Liens resulting from deposits to secure payments of worker’s compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, leases, insurance contracts, surety and appeal bonds, bids and other contracts incurred in the ordinary course of business (other than for payment of Debt);
(g)Liens for purchase money obligations, Liens securing Capital Lease Obligations and Liens on real property securing construction or permanent real estate financing where: (i) with respect to Liens on real property under synthetic leases, any such Lien does not exceed an amount equal to 100% of the lessor’s (or the lessor’s lender’s) contribution to the costs of the real property and improvements under synthetic lease agreements, including amounts incurred under such synthetic leases on account of bank fees, closing expenses, capitalized interest and other similar obligations; and (ii) in all other cases, the Lien does not exceed 100% of the cost of the real property and all improvements thereon and does not extend beyond the property purchased or constructed and does not extend to any other property other than the property purchased or constructed; provided that the Debt secured by any such Lien is permitted under Section 11.1(e) or (f);
(h)any attachment or judgment Lien not constituting an Event of Default;
(i)any interest or title of a licensor, lessor or sublessor under any license or lease and any interest or title of a licensee, lessee or sublessee under any license, cross-license or lease in any event entered into in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;
(j)Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by such Person in the ordinary course of business;
(k)Liens in favor of financial institutions arising as a matter of law or otherwise and encumbering deposits of cash or financial assets (including the right of set-off) held by such financial institutions in the ordinary course of business in connection with deposit or securities accounts, provided that no such account is (x) a dedicated cash collateral account and/or is subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and (y) intended by the Borrower or any Subsidiary to provide collateral to the applicable financial institution;
(l)Liens (including statutory and common law liens) in or against goods, documents or instruments, including proceeds (including insurance proceeds), products, accessions, substitutions and replacements related thereto, related to or arising out of commercial or documentary letter of credit transactions, to the extent that such letter of credit transactions constitute permitted Debt under Section 11.1(k);
(m)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties incurred in the ordinary course of business in connection with the importation of goods, which customs duties are not overdue; and
(n)Liens securing Debt in an aggregate principal amount outstanding at any time not exceeding the greater of (x) $60,000,000 and (y) 5% of the Borrower’s Tangible Net Worth.
Section 11.3Mergers, Etc. The Borrower will not, nor will it permit any Subsidiary of the Borrower to merge with or consolidate with any Person or purchase or otherwise acquire all or a substantial part of the business or Property of any Person or all or a substantial part of the business or Property of a division or branch of a Person or a majority interest in the Capital Stock of any Person, or wind-up, dissolve or liquidate itself; provided that notwithstanding the foregoing or any other provision of this Agreement as long as no Default exists or would result therefrom:
(a)a Subsidiary of the Borrower may wind-up, dissolve or liquidate if its Property is transferred to the Borrower or a Wholly-Owned Subsidiary;
(b)any Subsidiary of the Borrower may merge or consolidate with the Borrower (provided the Borrower is the surviving entity) or a Wholly-Owned Subsidiary (provided the Wholly-Owned Subsidiary is the surviving entity);
(c)the Borrower or any Wholly-Owned Subsidiary may make Permitted Acquisitions; and
(d)to the extent the Required Lenders agree in writing, the Borrower or any Wholly-Owned Subsidiary may make additional acquisitions not included in Permitted Acquisitions.
Section 11.4[Reserved].
Section 11.5[Reserved].
Section 11.6[Reserved].
Section 11.7Transactions with Affiliates. Without limiting any other provision of this Article XI, the Borrower will not, nor will it permit any Subsidiary of the Borrower to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as used in this Section 11.7 the term “Affiliate” shall exclude any Subsidiary of the Borrower, and when such term is used with respect to a Subsidiary of the Borrower, shall exclude the Borrower) of the Borrower or such Subsidiary of the Borrower, except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, (ii) dividends, distributions and share repurchases by the Borrower, (iii) issuances and sales by the Borrower of Capital Stock and receipt by the Borrower of the proceeds of such issuances and sales, (iv) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by, members of the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries; (iv) compensation arrangements, indemnification arrangements and agreements, and benefit plans for directors, officers and other employees of the Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business; (v) employment and severance agreements or arrangements entered into by the Borrower or any Subsidiary in the ordinary course of business; and (vi) extraordinary retention, bonus or similar arrangements approved by the Borrower’s board of directors (or a committee thereof).
Section 11.8Disposition of Assets. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, sell, lease, assign, transfer or otherwise voluntarily dispose of any of its Property other than (a) sales of inventory in the ordinary course of business, (b) sales or other dispositions of assets in the ordinary course of business in connection with the closing of any retail location of the Borrower or any Subsidiary of the Borrower, (c) dispositions of obsolete or worn out equipment in the ordinary course of business, (d) transfers or dispositions of assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary, (e) transfers or dispositions of assets by the Borrower to a Subsidiary, (f) transfers consisting of the lease or licenses of Property in the ordinary course of business consistent with past practice (g) other transfers permitted pursuant to this Article XI, and (h) sales or other dispositions of assets in any Fiscal Year where the net book value of the assets disposed of does not exceed the greater of (x) $125,000,000 and (y) 15% of the Borrower’s Tangible Net Worth as of the last day of the immediately preceding Fiscal Year.
For the avoidance of doubt, none of (a) the sale of any Convertible Debt, (b) the sale of any Warrant Transaction, (c) the purchase of any Bond Hedge Transaction, nor (d) the performance by Borrower of its obligations under any Convertible Debt, any Warrant Transaction or any Bond Hedge Transaction, shall constitute a sale or disposition of assets for purposes of this Section 11.8.
Section 11.9Lines of Business. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, engage in any material line or lines of business activity other than the business activities in which they are engaged on the Closing Date or a business reasonably related, incidental or complementary thereto.
Section 11.10Limitations on Restrictions Affecting the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower (i) shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien in favor of the Agent and the Lenders under the Loan Documents upon its Properties, whether now owned or hereafter acquired, or (ii) will create or suffer to exist or become effective any consensual restriction of any kind on the ability of the Borrower or any Subsidiary of the Borrower to (a) pay dividends or make any other distribution on any of a Subsidiary’s Capital Stock, (b) pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any Subsidiary of the Borrower, (d) transfer any Property of the Borrower or any Subsidiary of the Borrower to any other Person, or (e) make any prepayment of any of the Obligations, if any such restriction is materially more burdensome to the Borrower or any Subsidiary of the Borrower than any similar restriction in this Agreement or any other Loan Document, provided that the foregoing shall not apply to: (1) restrictions and conditions imposed by applicable law; (2) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be); (3) restrictions with respect to the disposition or transfer of assets or property in asset sale agreements, stock sale agreements and other similar agreements in respect of transactions not otherwise prohibited hereunder, pending the closing of such disposition or transfer (provided that in each case (A) the Borrower or any Subsidiary party to any such agreement is the seller, and (B) such restrictions are limited to the property or assets that are the subject of such agreement); (4) customary restrictions with respect to the disposition or distribution of assets or property in joint venture agreements, partnership agreements and other similar agreements entered into in the ordinary course of business and in respect of transactions not otherwise prohibited hereunder, in each case so long as the joint venture, partnership or other subject of such agreement is not a Subsidiary of the Borrower; (5) restrictions in agreements evidencing Debt permitted by Section 11.1(b), (e) or (f) that impose restrictions on the property financed by or the subject of such Debt (including the products, proceeds (including insurance proceeds), accessions, replacements, substitutions and improvements thereto) and restrictions in agreements evidencing Liens permitted by Section 11.2(a), (f) (g) or (n) which affect only the assets subject to such Liens; and (6) restrictions imposed by the Loan Documents (and, for the avoidance of doubt, any agreements in favor of a Lender that incorporate by reference any of the covenants in Article 11 or Article 12 of this Agreement, so long as such agreements are otherwise permitted by the terms of this Agreement) and restrictions imposed by Debt incurred pursuant to Section 11.1(m) so long as such restrictions are not materially more onerous on the Borrower and its Subsidiaries than the restrictions imposed by the Loan Documents.
Section 11.11Environmental Protection. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law or (d) otherwise conduct any activity or use any of its Properties in any manner that in any material respect violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any Subsidiary of the Borrower would be responsible, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect.
Section 11.12ERISA. The Borrower will not, nor will it permit any Subsidiary of the Borrower to:
(a)allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan (exclusive of any Multiemployer Plan) in excess of $5,000,000 to exist or to be created; or
(b)with respect to any Multiemployer Plan, allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unpaid liability by the Borrower or any ERISA Affiliate to any Multiemployer Plan in excess of $5,000,000 to exist or to be created, either individually as to any such Plan or in the aggregate as to all such Plans.
Section 11.13Sanctions. The Borrower will not, nor will it permit any Subsidiary of the Borrower to directly or indirectly, use the proceeds of any extension of credit hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Agent or otherwise) of Sanctions. The Borrower will not, nor will it permit any Subsidiary of the Borrower to directly or indirectly, use the proceeds of any extension of credit hereunder for any purpose which would breach the United States

Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
ARTICLE 12

FINANCIAL COVENANT
The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed 3.50 to 1.0.
ARTICLE 13

DEFAULT
Section 13.1Events of Default. Each of the following shall be deemed an “Event of Default”:
(a)the Borrower shall fail to pay (i) when due and in the currency required any principal owing with respect to any Loan or any L/C Obligation payable under any Loan Document or any part thereof, (ii) within three (3) Business Days of the date due any interest on any Loan or any L/C Obligation or fees payable under the Loan Documents or any part thereof or (iii) within three (3) Business Days after the date the Borrower receives written notice of the failure to pay when due, any other Obligation or any part thereof, or any indebtedness, liability or obligation due to any Lender under any Hedge Agreement;
(b)any representation, warranty or certification made or deemed made by the Borrower or any Subsidiary of the Borrower (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with any Loan Document shall be false, misleading or erroneous in any material respect when made or deemed to have been made;
(c)the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any covenant, agreement or term contained in Section 2.4, Section 5.4(a), Section 10.1, Section 10.2, Section 10.6, Section 10.10, Article 11 (other than related to non-consensual Liens under Section 11.2) or Article 12;
(d)the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any other agreement or term contained in any Loan Document (other than as described in Section 13.1(a), Section 13.1(b) or Section 13.1(c)) and (i) such failure shall continue for a period of thirty (30) days after the earlier of (A) the date the Agent provides the Borrower with notice thereof or (B) the date the Borrower should have notified the Agent thereof in accordance with Section 10.1(e) or (ii) as otherwise specifically provided by any other Loan Document;
(e)the Borrower or any Subsidiary of the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner,

liquidator or the like of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to or be generally unable to pay its debts as such debts become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;
(f)(i) a proceeding or case shall be commenced, without the application, approval or consent of the Borrower or any Subsidiary of the Borrower in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its Property or (C) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days or (ii) an order for relief against the Borrower or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;
(g)the Borrower or any Subsidiary of the Borrower shall fail within a period of thirty (30) days after the commencement thereof to discharge or obtain a stay of any attachment, sequestration, forfeiture or similar proceeding or proceedings involving an aggregate amount in excess of $50,000,000 against any of its assets or Properties;
(h)a final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate (to the extent not paid or fully covered by insurance acknowledged by a carrier reasonably acceptable to the Agent) shall be rendered by a court or courts against the Borrower or any Subsidiary of the Borrower and the same shall not be satisfied, discharged or dismissed (or provision shall not be made for such satisfaction, discharge or dismissal), or a stay of execution or other stay of enforcement thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or any Subsidiary of the Borrower, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(i)(i) the Borrower or any Subsidiary of the Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of the affected Debt equals or exceeds $50,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $50,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment (other than the right to require any prepayment pursuant to (x) a regularly scheduled option to require the Borrower or any Subsidiary to repurchase or prepay such Debt or (y) any redemption, repurchase or prepayment voluntarily initiated by the Borrower or any Subsidiary) thereof; provided that (1) any prepayment, redemption or conversion of any Convertible Debt in accordance with its terms (except as the result of any default or event of default by the Borrower or Subsidiary thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder) shall not be an Event of Default pursuant to this Section 13.1(i) and (2) no early payment requirement or unwinding or termination with respect to any Hedge Agreement shall, in and of itself, constitute an Event of Default under this Section 13.1(i) unless there occurs under any related Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Subsidiary of the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Subsidiary of the Borrower is an Affected Party (as so defined); or (ii) there occurs under any Bond Hedge Transactions or Warrant Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value (determined on a net basis) owed by the Borrower or Subsidiary as a result thereof, taken together, is greater than $50,000,000;
(j)this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents;
(k)any of the following events shall occur or exist with respect to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and in each case, such event or condition, together with all other such events or conditions, if any, have subjected or could in the reasonable opinion of the Agent or the Required Lenders subject the Borrower or any Subsidiary of the Borrower (or any combination thereof) to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate could reasonably be expected to exceed $50,000,000: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that could reasonably be expected to constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) the complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan; or
(l)the occurrence of a Change of Control.
Section 13.2Remedies; Application of Funds. If any Event of Default shall occur and be continuing, the Agent may (and if directed by the Required Lenders, shall) do any one or more of the following:
(a)Acceleration. By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower except as where required by the specific terms of this Agreement or the other Loan Documents;

(b)Termination of Commitments. Declare the Commitments and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(c)Cash Collateralization. Require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);
(d)Judgment. Reduce any claim to judgment;
(e)Rights. Exercise any and all rights and remedies afforded by the laws of the State of California, or any other jurisdiction governing any of the Loan Documents, by equity or otherwise; and
provided, however, that, upon the occurrence of an Event of Default under Section 13.1(e) or Section 13.1(f) with respect to the Borrower or any Guarantor, the Commitments of all of the Lenders and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and the outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by the Borrower or any other party under the Loan Documents shall thereupon become immediately due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender, and in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
(f)Application of Funds. After the exercise of remedies provided for in Section 13.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 13.2), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 6) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article 6), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, liabilities under any Hedge Agreement with any Lender or any Affiliate of a Lender and as to which the Agent has received notice of the amounts owed thereunder from the applicable Lender or any Affiliate of a Lender party to a Hedge Agreement, (b) payment of amounts due under any Treasury Management Agreement between any Loan

Party and any Lender or any Affiliate of a Lender and (c) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (or Affiliate thereof, as the case may be) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Subject to Section 3.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Section 13.3Performance by the Agent. Upon the occurrence of a Default, if the Borrower or any Guarantor shall fail to perform any agreement in accordance with the terms of the Loan Documents, the Agent may, and at the direction of the Required Lenders shall, perform or attempt to perform such agreement on behalf of the Borrower or such Guarantor, as applicable. In such event, at the request of the Agent, the Borrower shall promptly pay any amount expended by the Agent or the Lenders in connection with such performance or attempted performance, to the Agent at the Principal Office together with interest thereon at the Default Rate applicable to Base Rate Loans from the date of such expenditure to the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Arrangers, nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower or any Guarantor under any Loan Document.
Section 13.4Set-off. If an Event of Default shall have occurred and be continuing, each Lender (after obtaining the prior written consent of the Agent) is hereby authorized at any time and from time to time, without notice to the Borrower or any other Person (any such notice being hereby expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Borrower as a fiduciary for another party) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under such Loan Documents and although the Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 5.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of each Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 13.5Continuance of Default. For purposes of all Loan Documents, a Default shall be deemed to have continued and exist until the Agent shall have actually received evidence satisfactory to the Agent that such Default shall have been remedied.
ARTICLE 14

THE AGENT
Section 14.1Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to the consent requirements under Section 14.6, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 14.2Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 14.3Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.10 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or the L/C Issuer.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 14.4Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.
Section 14.5Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 14.6Resignation of Agent. The

(a)The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above, provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent will not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 15.2 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

(d)Any resignation by or removal of Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(b). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 14.7Non-Reliance on Agent and Other Lenders. Each of the Lenders and the L/C Issuer expressly acknowledges that neither the Agent nor BAS has made any representation or warranty to it, and that no act by the Agent or BAS hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or BAS to any Lender or the L/C Issuer as to any matter, including whether the Agent or BAS has disclosed material information in such Person’s (or its Related Parties’) possession. Each of the Lenders and the L/C Issuer represents to the Agent and BAS that it has, independently and without reliance upon the Agent, BAS, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each of the Lenders and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent, BAS, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each of the Lenders and the L/C Issuer represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or the L/C Issuer, as applicable, for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or the L/C Issuer, as applicable, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each of the Lenders and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each of the Lenders and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, as applicable, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 14.8Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Agent (irrespective of whether the principal of any Loan or any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agent under Sections 3.9, 3.10, 4.6, 4.7, 4.8, 15.1 and 15.2) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.7, 15.1 and 15.2.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 14.9Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.9.
Section 14.10No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents, Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.
Section 14.11ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 14.12Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each

Lender Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE 15

MISCELLANEOUS
Section 15.1Attorney Costs, Expenses and Documentary Taxes. The Borrower agrees (a) to pay or reimburse the Agent for, promptly after presentation of supporting documents, all reasonable costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) to pay or reimburse the Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents and in connection with the Loans or Letters of Credit issued hereunder (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any insolvency law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and documentary taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 15.1 shall be payable within thirty (30) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
Section 15.2Indemnification; Damage Waiver.
(a)Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (limited, in the case of Attorney Costs, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all such Indemnitees, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary or Affiliate of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary or Affiliate of the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third-party, the Borrower or a Guarantor, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (z) arise solely from a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as or fulfilling its role as Agent, L/C Issuer, Swingline Lender, Arranger or other similar capacity and, in such case, excepting only such party) that does not involve any act or omission of the Borrower or any of its affiliates.
(b)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 15.1 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 5.8(c).
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)Payments. All amounts due under this Section 15.2 shall be payable within thirty (30) Business Days after demand therefor.
(e)Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 15.3No Duty. All attorneys, accountants, appraisers and other professional Persons and consultants retained by any of the Agent, the Arrangers or any Lender shall have the right to act exclusively in the interest of Agent, the Arrangers and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to the Borrower or any Guarantor, any shareholders of the Borrower or any Guarantor or any other Person.
Section 15.4No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its controlled Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its controlled Affiliates, on the one hand, and the Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its controlled Affiliates, or any other Person and (B) neither the Agent nor the Arrangers has any obligation to the Borrower or any of its controlled Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arrangers and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its controlled Affiliates, and neither the Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower and its controlled Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 15.5Equitable Relief. The Borrower recognizes that in the event the Borrower or any Guarantor fails to pay, perform, observe or discharge any or all of the Obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Agent and the Lenders. The Borrower therefore agrees that the Agent and the Lenders, if the Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 15.6No Waiver; Cumulative Remedies; Enforcement. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document (including the imposition of the Default Rate) shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower, any Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 13.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising set-off rights in accordance with Section 13.4 (subject to the terms of Section 5.7), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Guarantor under any bankruptcy or insolvency law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 13.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 15.7Successors and Assigns.
(a)The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and its Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender no minimum amount need be assigned;

(B)in any case not described in clause (b)(i)(A) of this subsection, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (which consent of the Borrower shall not be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met,
(ii)Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.
(iii)No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower’s consent shall be deemed given if no response is provided within ten (10) Business Days of the Borrower obtaining notice of such assignment;
(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and the Revolving Commitments.
(iv)The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
(vi)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 6.1, 6.5, 6.6, 15.1 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and, if applicable, shall deliver a replacement Note to the assignor Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section. From time to time upon request of the Borrower, the Agent will inform the Borrower of the identities of all Lenders and their respective Commitments.
(c)The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C

Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as the Lender shall be conclusive and binding on any subsequent holder, assignee, or transferee of the corresponding Commitments or Obligations. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.2(b) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that a Lender selling a participation may, in any agreement with a Participant, give such Participant the right to consent to any matter which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) reduces the rate of interest owing to such Participant, any fee or any other monetary amount owing to such Participant, (C) reduces the amount of any installment of principal owing to such Participant or (D) releases all or substantially all of the Guarantors of their obligations under the Subsidiary Guaranty. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.1, 6.5 and 6.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant shall be also entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.7 as though it were a Lender.
(e)A Participant shall not be entitled to receive any greater payment under Section 6.1, 6.5 or 6.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.5 or 6.6 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 15.21 as though it were a Lender (it being understood that the Agent and the Borrower shall be third-party beneficiaries of such covenant).
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Notwithstanding anything to the contrary contained herein, if at any time Bank of America, US Bank or Wells Fargo, as applicable, assigns all of its Revolving Commitment and Revolving Loans owing to it pursuant to clause (b) above, (i) Bank of America, US Bank or Wells Fargo, as applicable, may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Bank of America, may upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder (and upon acceptance of such appointment by a Lender, such Lender shall be such successor L/C Issuer and/or such successor Swingline Lender); provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, US Bank as L/C Issuer or Wells Fargo as L/C Issuer, as the case may be. If Bank of America, US Bank or Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1. Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, US Bank or Wells Fargo, as applicable, to effectively assume the obligations of Bank of America, US Bank or Wells Fargo, as applicable, with respect to such Letters of Credit.
Section 15.8Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations under Article 6, Section 15.1 and Section 15.2 shall survive repayment of the Obligations and termination of the Commitments.
Section 15.9Entire Agreement. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 15.10Amendments and Waivers. Except as provided in Section 2.6 with respect to an Incremental Facility Amendment and except as provided in Section 6.2, any provision of any Loan Document may be amended or waived and any consent to any departure by the Borrower therefrom may be granted if, but only if, such amendment, waiver or consent is in writing and is signed by the Borrower, and the Required Lenders; provided that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 8.1(a) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment theretofore terminated) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 15.10) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) amend the financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(e)change Section 13.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or subordinate the Obligations in right of payment to any other Debt without the written consent of each Lender;
(f)amend Section 1.6 or 1.7 or the definition of “Alternative Currency” without the written consent of each Lender;
(g)change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby; or
(h)release all or substantially all the Guarantors from the Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document, (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) Incremental Facility

Amendments may be effected in accordance with Section 2.6. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary: (a) the Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes or to extend an existing Lien over additional property, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (b) this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Section 15.11Maximum Interest Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
Section 15.12Notices; Effectiveness; Electronic Communication.
(a)General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by electronic mail as permitted by subsection (b) below or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, the Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 15.12; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four Business Days after deposit in the mail, postage prepaid, (C) if delivered by facsimile, when sent and receipt of such delivery has been confirmed by telephone from the receiving party and (D) if delivered by electronic mail, as provided in clause (b) below; provided that notices and other communications to the Agent, the Swingline Lender and the L/C Issuer pursuant to Article 3 and Article 4 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 3 and Article 4 if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower

Materials through the Platform, any other electronic platform or electronic messaging services or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Borrower, the Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notice (including telephonic notices of borrowing, Conversion and Continuation) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
Section 15.13Governing Law; Venue; Service of Process.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE

COURTS. THE BORROWER, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAWS OF SUCH STATE.
Section 15.14[Reserved].
Section 15.15Severability. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of such Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.
Section 15.16Headings. The headings, captions and arrangements used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
Section 15.17Construction. The Borrower, each Guarantor (by its execution of the Loan Documents to which it is a party), the Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.
Section 15.18Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 15.19Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.20Confidentiality. The Agent, each Lender and each Participant shall use any confidential non-public information concerning the Borrower and its Subsidiaries that is furnished to the Agent or such Lender by or on behalf of the Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Agent and each Lender may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, auditors, counsel, advisors or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section, (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein, (c) to any Governmental Authority (or self-regulatory authority, such as the National Association of Insurance Commissioners) having or claiming to have authority to regulate or oversee any aspect of the Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority, (d) to the extent necessary or appropriate to effect or preserve the Agent’s or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Agent or such Lender or any of their Representatives, (e) to the extent required by applicable law or pursuant to any subpoena or any similar legal process, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations and (h) with the consent of the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in the Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower or any of its Subsidiaries; provided that such information is not known by the Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower or any of its Subsidiaries, (y) is or becomes publicly available (other than through a breach hereof by the Agent or such Lender) or (z) becomes available to the Agent or such Lender on a nonconfidential basis; provided, further, that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
Section 15.21Foreign Lenders. Each Foreign Lender (including an Eligible Assignee that is a Foreign Lender and a Participant that would be a Foreign Lender if it were a Lender) shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest or purchasing a participation herein), two (2) duly signed completed copies of either IRS Form W-8BEN, W-8BEN-E or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current U.S. laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from U.S. withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If such Foreign Lender fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Foreign Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent did not properly withhold any tax or other amount from payments made in respect of such Foreign Lender, such Foreign Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.
Section 15.22Amendment and Restatement. This Agreement amends, restates and replaces in its entirety the Existing Agreement. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein. All indebtedness, liabilities and obligations under the Existing Agreement, including all promissory notes executed by the Borrower pursuant thereto, are hereby renewed by this Agreement, the Notes and the other Loan Documents executed by the Borrower pursuant to this Agreement and shall, from and after the Closing Date, be governed by this Agreement and the other Loan Documents. The Borrower represents and warrants that as of the date hereof there are no claims or offsets against, or defenses or counterclaims to, its obligations under this Agreement, the Existing Agreement or any of the other agreements, documents or instruments executed in connection herewith or therewith. To induce the Agent and the Lenders to enter into this Agreement, the Borrower waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Closing Date and relating to the Existing Agreement or this Agreement.

Section 15.23USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 15.24Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
Section 15.25Replacement of Lenders.
If (i) any Lender requests compensation under Section 6.1, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.6, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 15.10 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Agent the assignment fee specified in Section 15.7(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 6.1 or payments required to be made pursuant to Section 6.6, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable laws; and
(e)in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;
provided, further, that the failure by such Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section 15.25 shall nevertheless be effective without the execution by such Lender of an Assignment and Acceptance.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 15.26Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 15.27Electronic Execution; Electronic Records; Counterparts.
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, on behalf of itself and the other Loan Parties, and each of the Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form

(such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agent, L/C Issuer nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent, L/C Issuer and/or Swingline Lender has agreed to accept such Electronic Signature, the Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
Neither the Agent, L/C Issuer nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s, L/C Issuer’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent, L/C Issuer and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower, on behalf of itself and on behalf of each of the other Loan Parties, and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Agent, each Lender Party for any liabilities arising solely from the Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 15.28Release of Guarantors.
A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary. In connection with any termination or release pursuant to this Section, the Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agent.
Section 15.29Termination of Agreement.
At such time as all principal and interest on the Loans, all L/C Borrowings, all fees, expenses and other amounts payable under the Loan Documents (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) shall have been paid in full, the Commitments shall have been terminated and all Letters of Credit either shall no longer be outstanding or shall have been Cash Collateralized in full, this Agreement and the Subsidiary Guaranty and all obligations (other than obligations which by their express terms survive the payment in full of the Obligations and the termination of the Commitments or this Agreement) of the Borrower and each Subsidiary Guarantor hereunder and thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
Section 15.30Keepwell.
    Each Loan Party that is a Qualified ECP Guarantor at the time a Guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the applicable Guaranty voidable under the Bankruptcy Code or other applicable debtor relief laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 15.31Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 15.32California Judicial Reference.
If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan

Documents, (a) the parties agree, and hereby agree to advise the applicable court, that the adjudication of any such action or proceeding (and all related claims) shall be made pursuant to California Code of Civil Procedure Section 638 by a referee (who shall be a single active or retired judge) who shall hear and determine all of the issues in such action or proceeding (whether of fact or of law) and report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Sections 15.1 and 15.2, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
Section 15.33Acknowledgement Regarding Any Supported QFC’s.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 15.34Entire Agreement.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:
WILLIAMS-SONOMA, INC.,
a Delaware corporation

By: /s/ Julie. P. Whalen
Name: Julie P. Whalen
Title: Chief Financial Officer

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

AGENT:                      BANK OF AMERICA, N.A.,
as Agent

By: /s/ Liliana Claar
Name: Liliana Claar
Title: Vice President

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

LENDERS:                      BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swingline Lender

By: /s/ Anthony Hoye
Name: Anthony Hoye
Title: Director

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

By: /s/ Carl Hinrichs

Name: Carl Hinrichs
Title: Director

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Gregory Martin

Name: Gregory Martin
Title: Executive Director

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Marianne T. Meil

Name: Marianne T. Meil
Title: Sr. Vice President

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Joyce P. Dorsett
Name: Joyce P. Dorsett
Title: Senior Vice President

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

THE BANK OF NOVA SCOTIA,
as a Lender

By: /s/ David Mahmood

Name: David Mahmood
Title: Managing Director

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as a Lender

By: /s/ Miranda C. Stokes
Name: Miranda C. Stokes
Title: Managing Director & SVP

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Jaime Mariano

Name: Jaime Mariano
Title: Senior Vice President #21440

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.

MUFG BANK, LTD.,
as a Lender

By: /s/ Henry Schwarz

Name: Henry Schwarz
Title: Authorized Signatory

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT
WILLIAMS-SONOMA, INC.